Exhibit 99.1

Sirius International Group, Ltd.

Consolidated Financial Statements

For the years ended

December 31, 2013, 2012, and 2011

Sirius International Group, Ltd.

Consolidated Financial Statements

For the years ended December 31, 2013, 2012, and 2011

Independent Auditor’s Report

To Board of Directors and Shareholders of Sirius International Group, Ltd.:

We have audited the accompanying consolidated financial statements of Sirius International Group, Ltd. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2013 and December 31, 2012, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2013.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sirius International Group, Ltd. and its subsidiaries at December 31, 2013 and December 31, 2012 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 7, 2014

Sirius International Group, Ltd.

Consolidated Balance Sheets

	December 31,
Millions, except share and per share amounts	2013	2012
Assets
Fixed maturity investments, at fair value	$2,587.9	$2,849.4
Short-term investments, at amortized cost (which approximates fair value)	318.5	328.6
Common equity securities, at fair value	204.7	251.1
Convertible fixed maturity investments, at fair value	9.3	0.6
Other long-term investments	122.6	104.6
Total investments	3,243.0	3,534.3
Cash	91.3	91.0
Reinsurance recoverable on unpaid losses	347.9	321.8
Reinsurance recoverable on paid losses	15.7	14.6
Insurance and reinsurance premiums receivable	290.6	330.7
Funds held by ceding companies	106.4	127.4
Investments in unconsolidated affiliates	445.2	504.7
Deferred acquisition costs	69.3	71.4
Deferred tax asset	421.4	429.7
Ceded unearned insurance and reinsurance premiums	78.1	80.3
Accrued investment income	24.6	29.5
Accounts receivable on unsettled investment sales	7.7	0.4
Amount due from White Mountains Life Reinsurance (Bermuda) Ltd.	—	437.8
Other assets	139.6	138.3
Total assets	$5,280.8	$6,111.9
Liabilities
Loss and loss adjustment expense reserves	$2,025.0	$2,168.9
Unearned insurance and reinsurance premiums	343.3	350.2
Variable annuity benefit guarantee	—	437.8
Debt	401.7	401.5
Deferred tax liability	356.2	339.2
Funds held under reinsurance treaties	63.8	37.8
Ceded reinsurance payable	57.0	111.7
Accounts payable on unsettled investment purchases	8.7	4.2
Dividend payable	—	75.0
Other liabilities	143.4	177.6
Total liabilities	3,399.1	4,103.9
Shareholders’ equity and non-controlling interests
Shareholders’ equity
Common shares at $1.00 par value per share - authorized 12,000 shares; issued and outstanding, 12,000 shares	0.1	0.1
Preference shares at $0.01 par value per share - 250,000 shares	—	—
Additional paid-in surplus - common shares	1,091.1	1,090.7
Additional paid-in surplus - preference shares	250.0	250.0
Retained earnings	487.7	497.4
Accumulated other comprehensive income (loss), after-tax:
Equity in unrealized (losses) gains from investments in unconsolidated affiliates	(36.3)	57.7
Net unrealized foreign currency translation gains	89.0	86.3
Other, net	0.1	(3.3)
Total shareholders’ equity	1,881.7	1,978.9
Non-controlling interests
Non-controlling interest - Prospector Offshore Fund, Ltd.	—	29.1
Total non-controlling interests	—	29.1
Total equity	1,881.7	2,008.0
Total liabilities and equity	$5,280.8	$6,111.9

See Notes to Consolidated Financial Statements including Note 16 for Commitments and Contingencies.

Sirius International Group, Ltd.

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Year Ended December 31,
Millions	2013	2012	2011
Revenues
Gross written insurance and reinsurance premiums	$1,120.4	$1,178.8	$1,278.9
Net written insurance and reinsurance premiums	$876.6	$947.7	$1,066.5

Earned insurance and reinsurance premiums	$866.4	$931.6	$1,180.2
Net investment income	48.8	65.0	97.2
Net realized and unrealized investment gains	26.7	17.3	55.8
Other revenue	16.9	70.6	(20.5)
Total revenues	958.8	1,084.5	1,312.7
Expenses
Loss and loss adjustment expenses	418.4	543.9	818.6
Insurance and reinsurance acquisition expenses	166.5	180.8	247.3
Other underwriting expenses	130.3	113.4	106.5
General and administrative expenses	19.2	21.2	14.7
Accretion of fair value adjustment to loss and loss adjustment expense reserves	1.7	10.6	8.3
Interest expense on debt	26.3	26.2	31.6
Total expenses	762.4	896.1	1,227.0
Pre-tax income	196.4	188.4	85.7
Income tax (expense) benefit	(46.6)	135.0	29.8
Income before equity in earnings of unconsolidated affiliates	149.8	323.4	115.5
Equity in earnings (losses) of unconsolidated affiliates, net of tax	54.4	23.4	(26.7)
Net income	204.2	346.8	88.8
Net (income) loss attributable to non-controlling interests	(2.5)	(2.3)	0.2
Net income before dividends on preference shares	201.7	344.5	89.0
Dividends on preference shares	(18.8)	(18.8)	(18.8)
Net income attributable to common shareholders	182.9	325.7	70.2
Other comprehensive income, net of tax
Change in equity in net unrealized (losses) gains from investments in unconsolidated affiliates, net of tax	(94.0)	57.7	(103.6)
Change in foreign currency translation, net of tax	2.7	39.4	(15.0)
Net change in other, net of tax	3.4	(1.0)	(0.4)
Comprehensive income (loss)	$95.0	$421.8	$(48.8)

See Notes to Consolidated Financial Statements.

Sirius International Group, Ltd.

Consolidated Statements of Shareholders’ Equity

	Sirius Group’s Shareholders’ Equity
Millions	Common shares and paid-in surplus	Preference shares and paid-in surplus	Retained earnings	AOCI, after-tax	Total	Non-controlling Interests	Total Equity
Balances at December 31, 2010	$1,281.8	$250.0	$412.5	$84.1	$2,028.4	$40.6	$2,069.0
Net income (loss) before dividends on preference shares	—	—	89.0	—	89.0	(0.2)	88.8
Net change in unrealized investment losses from investments in unconsolidated affiliates	—	—	—	(103.6)	(103.6)	—	(103.6)
Net change in foreign currency translation	—	—	—	(15.0)	(15.0)	—	(15.0)
Net change in interest rate swap	—	—	—	0.3	0.3	—	0.3
Dividends declared on preference shares	—	—	(18.8)	—	(18.8)	—	(18.8)
Net change in other (See Note 12)	—	—	—	(0.7)	(0.7)	—	(0.7)
Comprehensive income (loss)	—	—	70.2	(119.0)	(48.8)	(0.2)	(49.0)
Dividends declared on common shares	—	—	(182.0)	—	(182.0)	—	(182.0)
Dividends/distributions to non-controlling interests	—	—	—	—	—	(1.5)	(1.5)
Contribution of Symetra common shares and cash	162.8	—	—	79.3	242.1	—	242.1
Return of capital	(425.0)	—	—	—	(425.0)	—	(425.0)
Premium on purchase of OneBeacon shares	(1.9)	—	—	—	(1.9)	—	(1.9)
Balances at December 31, 2011	1,017.7	250.0	300.7	44.4	1,612.8	38.9	1,651.7
Net income before dividends on preference shares	—	—	344.5	—	344.5	2.3	346.8
Net change in unrealized investment gains from investments in unconsolidated affiliates	—	—	—	57.7	57.7	—	57.7
Net change in foreign currency translation	—	—	—	39.4	39.4	—	39.4
Net change in interest rate swap	—	—	—	0.2	0.2	—	0.2
Dividends declared on preference shares	—	—	(18.8)	—	(18.8)	—	(18.8)
Net change in other (See Note 12)	—	—	—	(1.2)	(1.2)	—	(1.2)
Comprehensive income	—	—	325.7	96.1	421.8	2.3	424.1
Dividends declared on common shares	—	—	(129.0)	—	(129.0)	—	(129.0)
Dividends/distributions to non-controlling interests	—	—	—	—	—	(12.1)	(12.1)
Contribution of OneBeacon common shares	85.5	—	—	(0.8)	84.7	—	84.7
Purchase of S.I. Holdings (Luxembourg) S.à r.l. (See Note 2)	(13.4)	—	—	—	(13.4)	—	(13.4)
Other, net	1.0	—	—	1.0	2.0	—	2.0
Balances at December 31, 2012	1,090.8	250.0	497.4	140.7	1,978.9	29.1	2,008.0
Net income before dividends on preference shares	—	—	201.7	—	201.7	2.5	204.2
Net change in unrealized investment losses from investments in unconsolidated affiliates	—	—	—	(94.0)	(94.0)	—	(94.0)
Net change in foreign currency translation	—	—	—	2.7	2.7	—	2.7
Net change in interest rate swap	—	—	—	0.3	0.3	—	0.3
Dividends declared on preference shares	—	—	(18.8)	—	(18.8)	—	(18.8)
Net change in other (See Note 12)	—	—	—	3.1	3.1	—	3.1
Comprehensive income (loss)	—	—	182.9	(87.9)	95.0	2.5	97.5
Dividends declared on common shares	—	—	(192.5)	—	(192.5)	—	(192.5)
Dividends/distributions to non-controlling interests	—	—	—	—	—	(31.6)	(31.6)
Other, net	0.4	—	(0.1)	—	0.3	—	0.3
Balances at December 31, 2013	$1,091.2	$250.0	$487.7	$52.8	$1,881.7	$—	$1,881.7

See Notes to Consolidated Financial Statements.

Sirius International Group, Ltd.

Consolidated Statements of Cash Flows

	Year Ended December 31,
Millions	2013	2012	2011
Cash flows from operations:
Net income	$204.2	$346.8	$88.8
(Credits) charges to reconcile net income to net cash provided from (used for) operations:
Net realized and unrealized investment gains	(26.7)	(17.3)	(55.8)
Excess of fair value of acquired net assets over cost (See Note 2)	(15.1)	(14.5)	(7.2)
IMG Transaction	—	(15.0)	—
Undistributed equity in (earnings) loss of unconsolidated affiliates, after-tax	(33.9)	(7.3)	37.6
Other operating items:
Net change in loss and LAE reserves	(218.9)	(259.7)	(379.4)
Net change in reinsurance recoverable	4.3	45.5	112.3
Net change in funds held by ceding companies	14.4	(17.7)	105.0
Net change in unearned reinsurance premiums	3.3	14.6	(100.3)
Net change in reinsurance premiums receivable	15.3	(64.5)	7.0
Net change in deferred acquisition costs	(1.4)	(5.0)	20.4
Net change in funds held under reinsurance treaties	41.5	6.6	(40.1)
Net change in current and deferred income taxes, net	19.4	(120.5)	(30.5)
Net change in other assets and liabilities, net	23.0	18.4	57.0
Net cash provided from (used in) operations	29.4	(89.6)	(185.2)
Cash flows from investing activities:
Net change in short-term investments	(29.6)	44.8	140.6
Sales of fixed maturities and convertible fixed maturity investments	2,141.7	2,500.1	3,101.5
Maturities, calls and paydowns of fixed maturity and convertible fixed maturity investments	184.9	365.9	619.8
Sales of common equity securities	86.1	35.3	127.0
Distributions and redemptions of other long-term investments	29.9	16.1	105.9
Sales of consolidated subsidiaries and unconsolidated affiliates, net of cash sold	—	9.8	—
Contributions to other long-term investments	(14.3)	(11.7)	(20.0)
Purchases of common equity securities	(65.7)	(36.1)	(80.6)
Purchases of fixed maturities and convertible fixed maturity investments	(2,262.9)	(2,677.2)	(3,412.1)
Purchases of consolidated and unconsolidated affiliates, net of cash acquired	15.3	(41.7)	(3.2)
Purchase of OneBeacon shares	—	—	(23.1)
Net change in unsettled investment purchases and sales	3.8	(7.0)	35.6
Other, net	(1.4)	—	(0.9)
Net cash provided from investing activities	87.8	198.3	590.5
Cash flows from financing activities:
Purchase of interest rate cap	(9.9)	—	—
Collateral provided by interest rate cap counterparties	10.8	—	—
Cash dividends paid on common shares	(99.2)	(54.0)	(182.0)
Cash dividends paid on preference shares	(18.8)	(18.8)	(18.8)
Purchase of S.I. Holdings (Luxembourg) S.à r.l.	—	(14.5)	—
Premium on OneBeacon shares	—	—	(1.9)
Return of capital	—	—	(197.8)
Net cash used for financing activities	(117.1)	(87.3)	(400.5)
Effect of exchange rate changes on cash	0.2	3.1	(1.5)
Net increase in cash during year	0.3	24.5	3.3
Cash balance at beginning of year	91.0	66.5	63.2
Cash balance at end of year	$91.3	$91.0	$66.5
Supplemental cash flow information:
Non-cash financing activities:
Non-cash dividends	$(168.3)	$—	$—
Non-cash sale of Prospector Offshore Fund, Ltd.	$54.6	$—	$—
Dividend declared and unpaid	$—	$(75.0)	$—
Purchase of S.I. Holdings (Luxembourg) S.à r.l.	$—	$1.1	$—
Contribution of OneBeacon common shares	$—	$84.7	$—
Return of capital of invested assets	$—	$—	$(227.2)
Contribution of Symetra common shares and cash	$—	$—	$162.8

See Notes to Consolidated Financial Statements.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

NOTE 1. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and include the accounts of Sirius International Group, Ltd. (the “Company” or “SIG”) and its subsidiaries (collectively with the Company, “Sirius Group”) and other entities required to be consolidated under GAAP. The Company is a subsidiary of White Mountains Insurance Group, Ltd. (“White Mountains” or the “Parent”). White Mountains’ shares are listed on the New York Stock Exchange (symbol “WTM”) and the Bermuda Stock Exchange (symbol “WTM-BH”). The Company is an exempted Bermuda limited liability company whose wholly-owned subsidiaries provide insurance and reinsurance on a worldwide basis.  Sirius Group provides insurance and reinsurance products for property, accident and health, aviation and space, trade credit, marine, agriculture and certain other exposures on a worldwide basis through its subsidiaries, Sirius International Insurance Corporation (“Sirius International”), Sirius America Insurance Company (“Sirius America”), and Lloyd’s Syndicate 1945 (“Syndicate 1945”). Sirius Group also specializes in the acquisition and management of runoff insurance and reinsurance companies both in the United States and internationally through White Mountains Solutions Holding Company (“White Mountains Solutions”).

In 2013 and 2012, White Mountains Solutions acquired two and four companies, respectively.  On December 30, 2011, Sirius Group completed a transaction led by White Mountains Solutions to acquire the runoff loss reserve portfolio of Old Lyme Insurance Company Ltd. (“Old Lyme”).  The runoff loss reserve portfolio was contributed to White Shoals Re Ltd. (“White Shoals Re”).

During 2012, Scandinavian Reinsurance Company, Ltd. (“Scandinavian Re”) was merged into White Shoals Re.  Sirius International owns Star Re Ltd. (“Star Re”), which is a licensed Bermuda domiciled reinsurer.  Sirius Group also includes Central National Insurance Company of Omaha (“Central National”), which was acquired by White Mountains Solutions during 2010 and is in runoff.  (See Note 2.)

In 2013, Sirius Group formed Sirius Capital Markets to lead its strategic initiative in the Insurance Linked Securities (“ILS”) and reinsurance capital markets convergence arena.

During 2011, White Mountains completed a rebranding and reorganization of its reinsurance business.  Under the reorganization, White Mountains’ reinsurance businesses adopted the Sirius name globally and Sirius America became a wholly-owned subsidiary of Sirius International. (See Note 7.)

Sirius International is a reinsurance company domiciled in Sweden with its home office in Stockholm, Sweden; and branch offices or subsidiaries in London, United Kingdom; Zurich, Switzerland; Singapore; Labuan, Malaysia; Sydney, Australia; Liege, Belgium; Copenhagen, Denmark; Hamburg, Germany; and Hamilton, Bermuda.

Sirius America is a reinsurance company domiciled in the state of New York with offices in New York, New York; Danbury, Connecticut; Miami, Florida; and Toronto, Ontario.

Sirius Group established Syndicate 1945 in 2011, with licenses for writing accident and health and contingency business.  Effective in 2013, Syndicate 1945 licenses were expanded to include property and marine business.  Syndicate 1945 began writing business effective July 1, 2011 and had gross written premiums net of commissions of $80.0 million, $57.8 million and $4.8 million in 2013, 2012 and 2011, respectively.  Syndicate 1945 has Lloyd’s approved net capacity for 2014 of $150.0 million and the license has been further expanded to include both the bloodstock (which principally covers the value of an animal if it dies as a result of accident, disease or illness) and terrorism lines.  Sirius Group expects that the Syndicate 1945 will have its own Managing Agency in 2014 with a planned commencement date of July 1, 2014, subject to Lloyd’s and United Kingdom (“U.K.”) regulatory approval.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

White Mountains Solutions is a Connecticut-based division of Sirius Group specializing in the acquisition and management of runoff liabilities for insurance and reinsurance companies both in the United States and internationally. The White Mountains Solutions team is comprised of a dedicated group of financial, actuarial and claims professionals experienced in the management and resolution of complex insurance liabilities as well as the structuring of transactions designed to enable owners to exit an insurance business and extract trapped capital. Acquisitions typically involve purchases at a significant discount to book value and undergo an extensive due diligence process. Sirius Group can derive value from these acquisitions not only from the discounted purchase price, but also from the investment income on insurance float, the potential settlement of claims below the carried level of reserves and the harvesting of other embedded assets, including the value of shell companies and licenses.

Since its formation in 2000, White Mountains Solutions has executed thirteen transactions, which have resulted in approximately $178 million of cumulative after-tax income through December 31, 2013.

In 2013, White Mountains Solutions completed acquisitions of two runoff entities, including the acquisition of 100% of the stock of Empire Insurance Company (“Empire”) and Ashmere Insurance Company (“Ashmere”, formerly known as American Fuji Fire and Marine Insurance Company), for a purchase price of $3.4 million and $9.5 million, respectively.  Empire was a runoff insurance subsidiary of Leucadia National Corporation.  The transaction resulted in a gain of $7.3 million recorded in other revenue.  Ashmere was an American International Group, Inc. (“AIG”) runoff subsidiary.  The transaction resulted in a gain of $6.9 million recorded in other revenue. In total, the transactions resulted in after-tax gains of $14.2 million.

In November 2012, White Mountains Solutions completed acquisitions of four runoff entities including the acquisition of 100% of the stock of Physicians Insurance Company of Ohio (“PICO”) and Citation Insurance Company (“Citation”) from PICO Holdings for the purchase price of $15.1 million, and the acquisition of two AIG runoff subsidiaries, Woodridge Insurance Company (“Woodridge”, formerly known as American General Indemnity Company) and Oakwood Insurance Company (“Oakwood”, formerly known as American General Property Insurance Company),  for the purchase price of $35.3 million. In total these transactions resulted in an after-tax gain of $15.5 million recorded in other revenue.  In July 2013, White Mountains Solutions entered into an agreement to sell Citation as a “shell company” to CopperPoint Mutual Insurance Company for $1.0 million in excess of statutory surplus.  The sale was completed in January 2014 following the transfer of the Citation reserves to a Sirius Group affiliate.

In response to the growing trend of capital markets participation in products linked to property catastrophe risk, in May 2013, Sirius Group formed a dedicated team to lead its strategic initiative in the ILS and reinsurance capital markets convergence arena.  The objective of the initiative is to offer institutional investors returns derived from catastrophe-related insurance and reinsurance exposure. Sirius Capital Markets (Bermuda) Ltd., (“SCM BDA” or “Investment Manager”) was licensed in August 2013 as an insurance manager under Section 10 of the Bermuda Insurance Act.  The Investment Manager is responsible for managing the investment portfolio of certain ILS funds and also serves as the insurance manager for Alstead Reinsurance (SAC) Ltd., a Bermuda exempted company through which the ILS funds will transact collateralized reinsurance and retrocessional transactions.  The ILS funds may also invest directly in risk-linked securities such as catastrophe bonds, principal-at-risk event-linked notes, and/or swaps and derivatives linked to catastrophe insurance risk.  Sirius Capital Markets, LLC, a Delaware limited liability company (“SCM LLC” or “Advisor”) that together with the Investment Manager is registered as an investment adviser with the SEC (with effect in November 2013), provides portfolio, investment and strategic advice and other services to the Investment Manager.  Both the Investment Manager and the Advisor are indirect wholly-owned subsidiaries of Sirius Group.

The Investment Manager and Advisor, as affiliates of Sirius International, will have access to and rely on the resources of Sirius International, seeking to leverage its market access expertise, proprietary modeling processes and tools and active risk management in furtherance of their execution of the ILS funds investment strategy.  The Investment Manager was seeded with $25.0 million of capital in December 2013.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

As of December 31, 2013, Sirius Group had two investments in unconsolidated affiliates. Sirius Group holds an investment in common shares of OneBeacon Insurance Group, Ltd. (“OneBeacon”), a majority-owned subsidiary of White Mountains, which together with Sirius Group owned 75.2% of OneBeacon’s outstanding common shares at December 31, 2013. OneBeacon is publicly traded on the New York Stock Exchange (symbol “OB”). Sirius Group owned 15.1% of OneBeacon outstanding common shares at December 31, 2013.  On March 28, 2012, White Mountains contributed an additional 7,100,000 shares of OneBeacon with a carrying value of $84.7 million to Sirius Group.  Also, on March 27, 2012, Star Re sold 100,000 common shares of OneBeacon with a carrying value of $1.2 million to White Mountains for $1.5 million.  Sirius Group also holds an investment in common shares of Symetra Financial Corporation (“Symetra”). Symetra is publicly traded on the New York Stock Exchange (symbol “SYA”). Sirius Group owned 14.8% of Symetra’s outstanding common shares as of December 31, 2013. Both OneBeacon and Symetra are accounted for under the equity method.  (See Note 12.)

All significant intercompany transactions have been eliminated in consolidation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts in the prior period financial statements have been reclassified to conform to the current presentation.

Marketing and Distribution

Sirius Group obtains most of its reinsurance submissions from reinsurance intermediaries that represent the ceding company.  During the years ended December 31, 2013, 2012, and 2011, Sirius Group received a majority of its gross reinsurance premiums written from three major, third-party reinsurance intermediaries as detailed in the following table:

	Year Ended December 31,
Gross written premium by intermediary	2013	2012	2011
AON Re/Benfield	29%	32%	31%
Guy Carpenter	20	19	19
Willis Re	11	8	10
Total	60%	59%	60%

During the year ended December 31, 2013, Sirius Group obtained $120 million, or 11%, of its gross written premiums through International Medical Group, Inc. (“IMG”), which is the largest agent writing medical business on Sirius Group’s behalf.  During the years ended December 31, 2012, and 2011, Sirius Group received no more than 10% of its gross written premiums from any individual ceding company (excluding the 2011 amounts assumed from Esurance Holdings, Inc. and its subsidiaries (“Esurance Insurance”) - See Note 15).

Geographic Concentration

The following table shows Sirius Group’s net written premiums by geographic region based on the location of the ceding company for the years ended December 31, 2013, 2012 and 2011:

Geographic region	Year Ended December 31,
Millions	2013	2012	2011
United States	$371.9	$433.2	$587.3
Europe	313.0	293.4	271.8
Canada, the Caribbean, Bermuda and Latin America	94.9	104.7	100.7
Asia and Other	96.8	116.4	106.7
Total	$876.6	$947.7	$1,066.5

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Sirius Group conducts a significant portion of its business outside of the United States. As a result, a significant portion of Sirius Group’s assets, liabilities, revenues and expenses are denominated in currencies other than the U.S. dollar and are therefore subject to foreign currency risk. Sirius Group’s foreign currency risk cannot be eliminated entirely and significant changes in foreign exchange rates may adversely affect Sirius Group’s results of operations and financial condition.

Sirius Group’s foreign operations are subject to legal, political and operational risks that may be greater than those present in the United States.  As a result, Sirius Group’s operations at these foreign locations could be temporarily or permanently disrupted.

Significant Accounting Policies

Investment Securities

At December 31, 2013, Sirius Group’s invested assets consisted of securities and other investments held for general investment purposes.  Sirius Group’s portfolio of fixed maturity investments and common equity securities held for general investment purposes are classified as trading and are reported at fair value as of the balance sheet date.  Changes in unrealized gains and losses are reported pre-tax in revenues. Realized investment gains and losses are accounted for using the specific identification method and are reported pre-tax in revenues. Premiums and discounts on all fixed maturity investments are accreted to income over the anticipated life of the investment.

Sirius Group’s invested assets measured at fair value include fixed maturity securities, common and preferred equity securities, convertible fixed maturity securities and other long-term investments, such as interests in hedge funds and private equities. In determining its estimates of fair value, Sirius Group uses a variety of valuation approaches and inputs. Whenever possible, Sirius Group estimates fair value using valuation methods that maximize the use of quoted prices and other observable inputs.

As of December 31, 2013 and 2012, approximately 95% and 96%, respectively, of the investment portfolio recorded at fair value was priced based upon quoted market prices or other observable inputs. Investments valued using Level 1 inputs include fixed maturities, primarily investments in U.S. Treasuries, common equities and short-term investments, which include U.S. Treasury Bills. Investments valued using Level 2 inputs comprise fixed maturities including corporate debt, state and other governmental debt, convertible fixed maturity securities and mortgage and asset-backed securities. Fair value estimates for investments that trade infrequently and have few or no observable market prices are classified as Level 3 measurements. Level 3 fair value estimates based upon unobservable inputs include Sirius Group’s investments in hedge funds and private equity funds, as well as investments in certain debt securities, including asset-backed securities, where quoted market prices are unavailable. Sirius Group determines when transfers between levels have occurred as of the beginning of the period. Sirius Group uses brokers and outside pricing services to assist in determining fair values. For investments in active markets, Sirius Group uses the quoted market prices provided by outside pricing services to determine fair value. The outside pricing services used by Sirius Group have indicated that if no observable inputs are available for a security, they will not provide a price. In those circumstances, Sirius Group estimates the fair value using industry standard pricing models and observable inputs such as benchmark interest rates, market comparables, broker quotes, issuer spreads, bids, offers, credit rating prepayment speeds and other relevant inputs. Sirius Group performs procedures to validate the market prices obtained from the outside pricing sources. Such procedures, which cover substantially all of its fixed maturity investments include, but are not limited to, evaluation of model pricing methodologies and review of the pricing services’ quality control processes and procedures on at least an annual basis, comparison of market prices to prices obtained from a different independent pricing vendors on at least a semi-annual basis, monthly analytical reviews of certain prices, and review of assumptions utilized by the pricing service for selected measurements on an ad hoc basis throughout the year. Sirius Group also performs back-testing of selected sales activity to determine whether there are any significant differences between the market price used to value the security prior to sale and the actual sale price on an ad hoc basis throughout the year. Prices provided by the pricing services that vary by more than 5% and $1.0 million from the expected price based on these procedures are considered outliers. Prices that have not changed from period to period and prices that have trended unusually compared to market conditions are also considered outliers.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

In circumstances where the results of Sirius Group’s review process do not appear to support the market price provided by the pricing services, Sirius Group challenges the price.  During the past year, approximately 33 securities fell outside Sirius Group’s expected results, thereby triggering the challenge with the pricing service. If Sirius Group cannot gain satisfactory evidence to support the challenged price, it relies upon its own pricing methodologies to estimate the fair value of the security in question. The fair values of such securities are considered to be Level 3 measurements.

Sirius Group’s investments in debt securities, including asset-backed securities, are generally valued using matrix and other pricing models. Key inputs include benchmark yields, benchmark securities, reported trades, issuer spreads, bids, offers, credit ratings and prepayment speeds.  Income on mortgage-backed and asset-backed securities is recognized using an effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the estimated economic life is recalculated and the remaining unamortized premium or discount is amortized prospectively over the remaining economic life.

Short-term investments consist of money market funds, certificates of deposit and other securities which, at the time of purchase, mature or become available for use within one year.  Short-term investments are carried at amortized cost, which approximated fair value as of December 31, 2013 and 2012.

Other Long-term Investments

Sirius Group’s other long-term investments consist primarily of hedge funds, private equity funds and other investments in limited partnerships. Sirius Group has taken the fair value option for most of its investments in hedge funds, private equity funds and other limited partnership investments. For the investments for which Sirius Group has taken the fair value option changes in fair value are reported in revenues on a pre-tax basis. For those hedge fund and private equity investments for which Sirius Group has not made the fair value election, Sirius Group accounts for its interests under the equity method.

Warrants

On December 30, 2011, Sirius Group agreed to sell its investment in warrants to acquire Symetra common shares (the “Symetra warrants”) to White Mountains for $12.6 million in cash, which was their estimated fair value at the time. The warrants gave the company the right to acquire 9,487,872 common shares of Symetra. Prior to the exchange, the Symetra warrants were reflected at fair vale as investments in unconsolidated affiliates. (See Note 12.)

Derivatives

Variable Annuity Reinsurance

Sirius Group had entered into agreements to reinsure death and living benefit guarantees associated with certain variable annuities in Japan. The accounting for benefit guarantees differs depending on whether or not the guarantee is classified as a derivative or an insurance liability. Concurrent with the agreement to reinsure death and living benefit guarantees associated with certain variable annuities in Japan, Sirius Group entered into an agreement with White Mountains Life Reinsurance (Bermuda) Ltd. (“WM Life Re”), a wholly-owned subsidiary of White Mountains, whereby 100% of the liability of Sirius Group was retroceded to WM Life Re. Sirius Group fronted the reinsurance contracts for and was 100% reinsured by WM Life Re until October 17, 2013, when White Mountains and Tokio Marine completed a novation whereby Sirius Group’s obligations on the reinsurance contracts were transferred to WM Life Re.  As a result, Sirius Group no longer has any obligation or liability relating to these agreements.

As a result of the novation, Sirius Group did not have any amounts due from WM Life Re, or due to Tokio Marine at December 31, 2013. Sirius Group had an amount due from WM Life Re in the amount of $437.8 million at December 31, 2012. Sirius Group also had an amount due to the Japanese ceding company in regards to the variable annuities of $437.8 million at December 31, 2012. For the year ended December 31, 2013, Sirius Group recorded fee income in other revenue of $0.3 million from WM Life Re. For both years ended December 31, 2012 and 2011, fee income was $0.5 million.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Interest Rate Cap

In July 2013, Sirius Group entered into an interest rate swap with two financial institutions where the Company paid an upfront premium and in return, will receive a series of quarterly payments based on 3-month LIBOR at time of payment.  The Interest Rate Cap does not qualify for hedge accounting.  It is recorded in other assets at fair value.  Changes in fair value are recognized as unrealized gains or losses and are presented within other revenue.  Collateral held is recorded within short-term investments with an equal amount recognized as a liability to return collateral. (See Note 8.)

Weather Derivatives

Starting in 2013, Sirius Group assumes liabilities related to weather and weather contingent risk management products. All of the products are in the form of derivative financial instruments. Sirius Group enters into weather and weather contingent derivative contracts with the objective of generating profits in normal climatic conditions. Accordingly, Sirius Group’s weather and weather contingent derivatives are not designed to meet the criteria for hedge accounting under GAAP. The majority of Sirius Group’s business consists of receiving a payment or premium at the contract inception in exchange for bearing the risk of variations in a quantifiable weather index. Sirius Group initially recognizes the premium paid or received as an asset or liability, respectively, and recognizes any subsequent changes in fair value, as they occur, in other revenue within the income statement. The fair value for Sirius Group’s derivative financial contracts are based upon quoted market prices, where available. Where quoted market prices are not available, management uses available market data and internal pricing models based upon consistent statistical methodologies to estimate the fair value.  (See Note 8.)

Cash

Cash includes amounts on hand and demand deposits with banks and other financial institutions. Amounts presented in the statement of cash flows are shown net of balances acquired and sold in the purchase or sale of the Company’s consolidated subsidiaries and exclude changes in amounts of restricted cash.  (See Note 11.)

Insurance and Reinsurance Operations

Sirius Group accounts for insurance and reinsurance policies that it writes in accordance with ASC 944, Accounting and Reporting by Insurance Enterprises.  Premiums written are recognized as revenues and are earned ratably over the term of the related policy or reinsurance treaty. Unearned premiums represent the portion of premiums written that are applicable to future insurance or reinsurance coverage provided by policies or treaties in force.

Deferred acquisition costs represent commissions, premium taxes, brokerage expenses, and other costs which are directly attributable to and vary with the production of business. These costs are deferred and amortized, to the extent they relate to successful contract acquisitions, over the applicable premium recognition period as insurance and reinsurance acquisition expenses. Deferred acquisition costs are limited to the amount expected to be recovered from future earned premiums and anticipated investment income. This limitation is referred to as a premium deficiency. A premium deficiency is recognized if the sum of expected loss and loss adjustment expenses (“LAE”), expected dividends to policyholders, unamortized acquisition costs, and maintenance costs exceeds related unearned premiums and anticipated investment income. A premium deficiency is recognized by charging any unamortized acquisition costs to expense to the extent required in order to eliminate the deficiency. If the premium deficiency exceeds unamortized acquisition costs then a liability is accrued for the excess deficiency.

Losses and LAE are charged against income as incurred. Unpaid insurance losses and LAE are based on estimates (generally determined by claims adjusters, legal counsel and actuarial staff) of the ultimate costs of settling claims, including the effects of inflation and other societal and economic factors. Unpaid reinsurance losses and LAE are based primarily on reports received from ceding companies and actuarial projections. Unpaid loss and LAE reserves represent management’s best estimate of ultimate losses and LAE, net of estimated salvage and subrogation recoveries, if applicable. Such estimates are regularly reviewed and updated and any adjustments resulting there from are reflected in current operations. The process of estimating loss and LAE involves a considerable degree of judgment by management and the ultimate amount of expense to be incurred could be considerably greater than or less than the amounts currently reflected in the financial statements.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Sirius Group enters into ceded reinsurance contracts from time to time to protect its businesses from losses due to concentration of risk, to manage their operating leverage ratios and to limit losses arising from catastrophic events. Such reinsurance contracts are executed through excess of loss treaties and catastrophe contracts under which the reinsurer indemnifies for a specified part or all of certain types of losses over stipulated amounts arising from any one occurrence or event. Sirius Group has also entered into quota share treaties with reinsurers under which all risks meeting prescribed criteria are covered on a pro-rata basis. The amount of each risk ceded by Sirius Group is subject to maximum limits which vary by line of business and type of coverage.

Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. The collectability of reinsurance recoverables is subject to the solvency of the reinsurers. Sirius Group is selective in regard to its reinsurers, principally placing reinsurance with those reinsurers with a strong financial condition, industry ratings and underwriting ability. Management monitors the financial condition and ratings of its reinsurers on an ongoing basis.

Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to other companies are reported as a reduction of premiums written. Expense allowances received in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly. Funds held by ceding companies represent amounts due to Sirius Group in connection with certain assumed reinsurance agreements in which the ceding company retains a portion of the premium to provide security against future loss payments. The funds held by ceding companies are generally invested by the ceding company and a contractually agreed interest amount is credited to Sirius Group and recognized as investment income. Funds held under reinsurance treaties represent contractual payments due to Sirius Group that have been retained to secure such obligations. Such amounts are recorded as liabilities in the consolidated financial statements.

Accruals for contingent commission liabilities are established for reinsurance contracts that provide for the stated commission percentage to increase or decrease based on the loss experience of the contract. Changes in the estimated liability for such arrangements are recorded as contingent commissions. Accruals for contingent commission liabilities are determined through the review of the contracts that have these adjustable features and are estimated based on expected loss and LAE.

Deferred Software Costs

Sirius Group capitalizes costs related to computer software developed for internal use during the application development stage of software development projects. These costs generally consist of certain external, payroll and payroll-related costs. Amortization is on a straight-line basis and over a useful life of three years. At December 31, 2013 and 2012, Sirius Group had unamortized deferred software costs of $10.1 million and $8.7 million.

Federal and Foreign Income Taxes

The Company is domiciled in Bermuda but has subsidiaries domiciled in several countries, and is therefore subject to tax in various jurisdictions. Income earned or losses generated by companies outside the United States are generally subject to an overall effective tax rate lower than that imposed by the United States.

Deferred tax assets and liabilities are recorded when a difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for tax purposes exists, and for other temporary differences. The deferred tax asset or liability is recorded based on tax rates expected to be in effect when the difference reverses. The deferred tax asset is recognized when it is more likely than not that it will be realized.

Foreign Currency Exchange

The U.S. dollar is the functional currency for Sirius Group’s businesses except for Sirius International and the Canadian reinsurance operations of Sirius America.  Sirius Group also invests in securities denominated in foreign currencies. Assets and liabilities recorded in these foreign currencies are translated into U.S. dollars at exchange rates in effect at the balance sheet date, and revenues and expenses are converted using the average exchange rates for the period. Net foreign exchange gains and losses arising from the translation are generally reported in shareholders’ equity, in accumulated other comprehensive income or loss.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Assets and liabilities relating to foreign operations are translated into the functional currency using current exchange rates; revenues and expenses are translated into the functional currency using the weighted average exchange rate for the period.  The resulting exchange gains and losses are reported as a component of net income in the period in which they arise. As of December 31, 2013 and 2012, Sirius Group had unrealized foreign currency translation gains of $89.0 million and $86.3 million recorded in accumulated other comprehensive income on its consolidated balance sheets.

The following rates of exchange for the U.S. dollar have been used for the most significant operations:

Currency	Opening Rate 2013	Closing Rate 2013	Opening Rate 2012	Closing Rate 2012
Swedish kronor	6.4973	6.4339	6.8645	6.4973
British pound	0.6154	0.6044	0.6434	0.6154
Euro	0.7564	0.7259	0.7704	0.7564
Canadian dollar	0.9955	1.0625	1.0193	0.9955

Non-controlling Interest

Non-controlling interests consist of the ownership interests of non-controlling shareholders in consolidated subsidiaries, and are presented separately on the balance sheet. The portion of comprehensive income attributable to non-controlling interests is presented net of related income taxes in the statement of operations and comprehensive income (loss).

Previously, Sirius Group had determined that the Prospector Offshore Fund, Ltd. (“the Prospector Fund”) was a variable interest entity for which Sirius Group was the primary beneficiary and was required to consolidate the Prospector Fund. On June 3, 2013, Sirius International sold its interest in the Prospector Fund to White Mountains. As a result, Sirius Group is no longer considered to be the primary beneficiary and therefore no longer consolidates the Prospector Fund.  Sirius Group continues to hold an interest in the Prospector Fund at December 31, 2013, accounted for at fair value.  (See Note 13.)

Preference Shares

On May 24, 2007, the Company issued $250.0 million in non-cumulative perpetual preference shares with a $1,000 per share liquidation preference (the “SIG Preference Shares”), and received $245.7 million of proceeds, net of $4.3 million of issuance costs and commissions. These shares were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. Holders of the SIG Preference Shares receive dividends on a non-cumulative basis when and if declared by the Company. The holders of the SIG Preference Shares have the right to elect two directors to the Company’s board in the event of non-payment of dividends for six quarterly dividend periods. The right ceases upon the payment of dividends for four quarterly periods or the redemption of the SIG Preference Shares. In addition, the Company may not declare or pay dividends on its common shares (other than stock dividends and dividends paid for purposes of any employee benefit plans of the Company and its subsidiaries) unless it is current on its most recent dividend period. The dividend rate is fixed at an annual rate of 7.506% until June 30, 2017. After June 30, 2017, the dividend rate will be paid at a floating annual rate, equal to the greater of 3-month LIBOR plus 320 basis points or 7.506%. The SIG Preference Shares are redeemable solely at the discretion of the Company on or after June 30, 2017 at their liquidation preference of $1,000 per share, plus any declared but unpaid dividends.

In July 2013, SIG executed a 5-year forward LIBOR cap (the “Interest Rate Cap”) for the period from June 2017 to June 2022 to protect against a significant increase in interest rates during that 5-year period.  The Interest Rate Cap economically fixes the annual dividend rate on the SIG Preference Shares from June 2017 to June 2022 at 8.30%.  The Interest Rate Cap is recorded in other assets at fair value.  Changes in fair value are recorded in other revenue.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Prior to June 30, 2017, the Company may elect to redeem the SIG Preference Shares at an amount equal to the greater of 1) the aggregate liquidation preference of the shares to be redeemed and 2) the sum of the present values of the aggregate liquidation preference of the shares to be redeemed and the remaining scheduled dividend payments on the shares to be redeemed (excluding June 30, 2017), discounted to the redemption date on a semi-annual basis at a rate equal to the rate on a comparable treasury issue plus 45 basis points.

In the event of liquidation of the Company, the holders of the SIG Preference Shares would have preference over the common shareholders and would receive a distribution equal to the liquidation preference per share, subject to availability of funds.

Recently Adopted Changes in Accounting Principles

Offsetting Assets and Liabilities

Effective January 1, 2013, Sirius Group adopted ASU 2011-11, Disclosures about Offsetting Assets and Liabilities (ASC 210) and ASU 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The new guidance expands the required disclosures in circumstances where either balances have been offset or the right of offset exists to make it easier for financial statement users to evaluate the effect or potential effect of netting arrangements on a reporting entity’s financial position. Sirius Group is party to master netting arrangements in connection with derivative instruments held by Sirius International. As a result of adoption, Sirius Group has expanded its disclosures to present the gross amounts of assets and liabilities subject to master netting arrangements along with any related collateral amounts.  (See Note 8.)

Policy Acquisition Costs

On January 1, 2012, Sirius Group adopted ASU 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASC 944).  The new standard changes the types of policy acquisition costs that are eligible for deferral.  Specifically, the new guidance limits deferrable costs to those that are incremental direct costs of contract acquisition and certain costs related to acquisition activities performed by the insurer, such as underwriting, policy issuance and processing, medical and inspection costs and sales force contract selling.  The ASU defines incremental direct costs as those costs that result directly from and were essential to the contract acquisition and would not have been incurred absent the acquisition.  Accordingly, under the new guidance, deferrable acquisition costs are limited to costs related to successful contract acquisitions.  Acquisition costs that are not eligible for deferral are to be charged to expense in the period incurred.

Sirius Group adopted ASU 2010-26 prospectively.  Upon adoption, there was no material effect on its financial position, results of operations or cash flows.

Fair Value Measurements

On January 1, 2012, Sirius Group adopted ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.  The ASU clarifies existing guidance with respect to the concepts of highest and best use and valuation premise and measuring instruments classified within a reporting entity’s shareholders’ equity.  The ASU also clarifies disclosure requirements, requiring disclosure of quantitative information about unobservable inputs used in Level 3 fair value measurements.  The ASU also amends existing guidance.  In circumstances where a reporting entity manages a portfolio of financial assets and liabilities based on the net market and counterparty credit risk exposures, the ASU permits determination of the fair value of those instruments to be based on the net risk exposure.  In addition, the ASU permits the application of premiums or discounts to be applied in a fair value measurement to the extent that market participants would consider them in valuing the financial instruments.  The ASU also expands the required disclosures for Level 3 measurements, requiring that reporting entities provide a narrative description of the sensitivity of Level 3 fair value measurements to changes in unobservable inputs and the interrelationships between those inputs, if any.  (See Note 5.)

Comprehensive Income

For fiscal periods beginning after December 15, 2011, ASU 2011-05, Comprehensive Income (ASC 220) became effective, which requires all components of comprehensive income to be reported in a continuous financial statement or in consecutive statements displaying the components of net income and the components of other comprehensive income.  Since Sirius Group presents comprehensive income in a continuous financial statement, adoption of ASU 2011-05 had no effect on Sirius Group’s financial statement presentation.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Recent Accounting Pronouncements

Unrecognized Tax Benefits

On July 18, 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (ASC 740). The new ASU requires balance sheet presentation of an unrecognized tax benefit as a reduction of a deferred tax asset for a net operating loss (“NOL”) carryforward or tax credit carryforward rather than as a liability. The exception is in circumstances where a carryforward is not available to settle the additional taxes that might arise upon disallowance of the tax position under the tax law of the applicable jurisdiction. Prior to the issuance of ASU 2013-11, the guidance for unrecognized tax benefits under ASC 740 did not provide explicit guidance on whether an entity should present an unrecognized tax benefit as a liability or as a reduction of NOL carryforwards or other tax credits. In circumstances where an NOL carryforward is not available to offset settlement of any additional taxes arising from a disallowed tax position, the unrecognized tax benefit should be presented as a liability. The new guidance becomes effective for fiscal periods beginning on or after December 15, 2013 and should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective adoption is allowed. Sirius Group will adopt ASU 2013-11 effective January 1, 2014. Sirius Group is still in the process of assessing the effect of adoption, but believes adoption may result in a reclassification between taxes payable and deferred tax assets.

NOTE 2. Significant Transactions

Sirius Group completed the following transactions:

•                  On October 17, 2013, White Mountains and Tokio Marine completed a novation whereby Sirius Group’s obligations on reinsurance contracts to reinsure death and living benefit guarantees associated with certain variable annuities in Japan were transferred to WM Life Re.  Previous to the novation, Sirius Group entered into an agreement with WM Life Re whereby 100% of the liability of Sirius Group was retroceded to WM Life Re.  As a result, Sirius Group no longer has any obligation or liability relating to these agreements.

•                  On October 15, 2013, White Mountains Solutions acquired Empire, a runoff insurance subsidiary of Leucadia National Corporation.  The transaction resulted in a gain of $7.3 million recorded in other revenue.

•                  In July 2013, White Mountains Solutions entered into an agreement to sell Citation as a “shell company” to CopperPoint Mutual Insurance Company for $1.0 million in excess of statutory surplus.  The sale was completed in January 2014 following the transfer of the Citation reserves to a Sirius Group affiliate.

•                  On June 3, 2013, Sirius International received equity securities of $45.0 million, fixed securities of $9.6 million and cash of $3.4 million for total of $58.0 million in exchange for its ownership in all of its shares of the Prospector Fund. As a result of the Sirius International sale to White Mountains, Sirius Group is no longer considered to be the primary beneficiary and therefore no longer consolidates the Prospector Fund.

•                  In May 2013, Sirius Group formed Sirius Capital Markets (Bermuda) Ltd., (the “Investment Manager”).  The Investment Manager was licensed in August 2013 as an insurance manager under Section 10 of the Bermuda Insurance Act.  Sirius Capital Markets, LLC, a Delaware limited liability company (“the Advisor”) together with the Investment Manager, is registered as an investment adviser with the SEC effective November 2013.  The Investment Manager was seeded with $25.0 million of capital in December 2013.

•                  On March 29, 2013, White Mountains Solutions acquired Ashmere, an AIG runoff subsidiary.  The transaction resulted in a gain of $6.9 million recorded in other revenue.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

•                  On December 3, 2012, White Mountains Solutions acquired four runoff entities including PICO and Citation from PICO Holdings and two AIG runoff subsidiaries, Woodridge and Oakwood.  These transactions resulted in a gain of $14.5 million recorded in other revenue.  In addition, on last year’s Citation purchase, White Mountains Solutions recognized an additional $1.0 million gain in the fourth quarter of 2013 due to finalization of a tax filing by the seller.

•                  On August 29, 2012, Sirius Group’s investment in IMG was sold as part of the IMG transaction (“IMG Transaction”).  A $15.0 million gain on sale was recorded in other revenue.

•                  On March 28, 2012, White Mountains contributed an additional 7,100,000 common shares of OneBeacon with a carrying value of $84.7 million to Sirius Group resulting in an $85.5 million increase in additional paid-in capital and a reduction of $0.8 million in accumulated other comprehensive income.

•                  On March 27, 2012, Star Re sold 100,000 common shares of OneBeacon with a carrying value of $1.2 million to White Mountains for $1.5 million, resulting in an increase in additional paid-in capital of $0.3 million.

•                  On January 24, 2012, Sirius Group acquired S.I. Holdings (Luxembourg) S.à r.l. (“S.I. Holdings”), previously OneBeacon Holdings (Luxembourg) S.à r.l., from OneBeacon for the purchase price of $13.4 million.  (See Note 7.)

•                  On December 30, 2011, Sirius Group acquired the runoff loss reserve portfolio of Old Lyme, a Bermuda-based reinsurer in runoff, for $6.0 million in cash and a purchase note for $2.1 million. The transaction resulted in a gain of $7.2 million recorded in other revenue.

•                  On December 30, 2011, Sirius Group agreed to sell its investment of Symetra warrants to White Mountains for $12.6 million in cash.

•                  On October 7, 2011, White Mountains contributed White Mountains Holdings NLBV to Sirius Group. White Mountains Holdings NLBV held 9,348,470 common shares of Symetra with a carrying value of $241.2 million and $0.9 million of cash. Sirius Group recorded its investment in White Mountains Holdings NLBV at its book value of $242.1 million which included net unrealized gains on investments of $79.3 million.  (See Note 12.)

•                  On July 1, 2011, White Mountains exchanged to Sirius Group 1,902,587 common shares of OneBeacon for $25.0 million in cash. As of result of this transaction, Sirius Group recorded investments in OneBeacon at its book value of $23.1 million, resulting in a $1.9 million return of capital to White Mountains.  (See Note 12.)

NOTE 3. Reserves for Unpaid Losses and Loss Adjustment Expenses

Sirius Group establishes loss and LAE reserves that are estimates of amounts needed to pay claims and related expenses for events that have already occurred. Sirius Group also obtains reinsurance whereby another reinsurer contractually agrees to indemnify Sirius Group for all or a portion of the reinsurance risks underwritten by Sirius Group. Such arrangements, where one reinsurer provides reinsurance to another reinsurer, are usually referred to as “retrocessional reinsurance” arrangements. Sirius Group establishes estimates of amounts recoverable from retrocessional reinsurance in a manner consistent with the loss and LAE liability associated with reinsurance contracts offered to its customers (the “ceding companies”), net of an allowance for uncollectible amounts. Net reinsurance loss reserves represent loss and LAE reserves reduced by retrocessional reinsurance recoverable on unpaid losses.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

The estimation of net reinsurance loss and LAE reserves is subject to the same risk as the estimation of insurance loss and LAE reserves. In addition to those risk factors which give rise to inherent uncertainties in establishing insurance loss and LAE reserves, the inherent uncertainties of estimating such reserves are even greater for the reinsurer, due primarily to: (1) the claim-tail for reinsurers being further extended because claims are first reported to the original primary insurance company and then through one or more intermediaries or reinsurers, (2) the diversity of loss development patterns among different types of reinsurance treaties or facultative contracts, (3) the necessary reliance on the ceding companies for information regarding reported claims and (4) the differing reserving practices among ceding companies.

As with insurance reserves, the process of estimating reinsurance reserves involves a considerable degree of judgment by management and, as of any given date, is inherently uncertain. Based on the above, such uncertainty may be larger relative to the reserves for a company that principally writes reinsurance compared to an insurance company, and certainty may take a longer time to emerge.

Upon notification of a loss from an insured (typically a ceding company), Sirius Group establishes case reserves, including LAE reserves, based upon Sirius Group’s share of the amount of reserves established by the insured and Sirius Group’s independent evaluation of the loss. In cases where available information indicates that reserves established by a ceding company are inadequate, Sirius Group establishes case reserves or incurred but not reported (“IBNR”) in excess of its share of the reserves established by the ceding company.  Also, in certain instances, Sirius Group may decide not to establish case reserves or IBNR, when the information available indicates that reserves established by ceding companies are not adequately supported. In addition, specific claim information reported by insureds or obtained through claim audits can alert management to emerging trends such as changing legal interpretations of coverage and liability, claims from unexpected sources or classes of business, and significant changes in the frequency or severity of individual claims where customary. Generally, ceding company audits are not customary outside the United States. This information is often used to supplement estimates of IBNR.

Although loss and LAE reserves are initially determined based on underwriting and pricing analyses, Sirius Group regularly reviews the adequacy of its recorded reserves by using a variety of generally accepted actuarial methods, including historical incurred and paid loss development methods. If actual loss activity differs substantially from expectations, an adjustment to recorded reserves may be warranted. As time passes, loss reserve estimates for a given year will rely more on actual loss activity and historical patterns than on initial assumptions based on pricing indications.

The actuarial methods described above are used to calculate a point estimate of loss and LAE reserves for each insurance and reinsurance subsidiary of Sirius Group. These point estimates are then aggregated to produce an actuarial point estimate for the entire segment. Once a point estimate is established, Sirius Group’s actuaries estimate loss reserve ranges to measure the sensitivity of the actuarial assumptions used to set the point estimates. These ranges are calculated from historical variations in loss ratios, payment and reporting patterns by class and type of business.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Loss and Loss Adjustment Expense Reserve Summary

The following table summarizes the loss and LAE reserve activities of Sirius Group for the years ended December 31, 2013, 2012 and 2011:

	Year ended December 31,
Millions	2013	2012	2011
Gross beginning balance	$2,168.9	$2,343.9	$2,728.1
Less beginning reinsurance recoverable on unpaid losses	(321.8)	(339.7)	(450.7)
Net loss and LAE reserve balance	1,847.1	2,004.2	2,277.4

Loss and LAE reserves acquired (1)	37.7	17.0	21.0

Losses and LAE incurred relating to:
Current year losses	466.8	578.4	879.1
Prior years losses	(48.4)	(34.5)	(60.5)
Total net incurred losses and LAE	418.4	543.9	818.6

Accretion of fair value adjustment to net loss and LAE reserves	1.7	10.6	8.3
Foreign currency translation adjustment to net loss and LAE reserves	0.3	12.9	0.1

Loss and LAE paid relating to:
Current year losses	147.6	180.2	372.8
Prior years losses	480.5	561.3	748.4
Total loss and LAE payments	628.1	741.5	1,121.2

Net ending balance	1,677.1	1,847.1	2,004.2
Plus ending reinsurance recoverable on unpaid losses	347.9	321.8	339.7
Gross ending balance	$2,025.0	$2,168.9	$2,343.9

(1) Loss and LAE reserves acquired relate to White Mountains Solutions purchases of Empire and Ashmere in 2013, PICO, Citation, Woodridge, and Oakwood in 2012 and Old Lyme in 2011

Loss and LAE development —2013

During the year ended December 31, 2013, Sirius Group experienced $48.4 million of net favorable loss reserve development.  Sirius Group’s net favorable loss reserve development included $23.9 million of favorable loss reserve development on prior years’ catastrophe losses. Other major reductions in loss reserve estimates recognized included property ($16.6 million), aviation/space ($10.1 million), and accident and health ($9.2 million) lines, partially offset by an $11.8 million increase in asbestos loss reserves.

Loss and LAE development — 2012

During the year ended December 31, 2012, Sirius Group had net favorable loss reserve development of $34.5 million.  The major reductions in loss reserve estimates were recognized in casualty runoff ($31.5 million), property ($28.4 million), marine/energy ($11.6 million), trade credit ($6.8 million), and aviation/space ($5.3 million) lines, partially offset by a $46.4 million increase in asbestos loss reserves and a $4.3 million increase in accident and health.

Loss and LAE development —2011

During the year ended December 31, 2011, Sirius Group experienced $60.5 million of net favorable loss reserve development, primarily attributable to $41.2 million of favorable development on property lines, including ($13.1) million of loss reserve reductions for the 2010 Chile earthquake, partially offset by asbestos and environmental increases of $12.3 million.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Fair value adjustment to loss and LAE reserves

In connection with purchase accounting for acquisitions, Sirius Group is required to adjust loss and LAE reserves and the related reinsurance recoverables to fair value on their respective acquired balance sheets.   The net reduction to loss and LAE reserves is being recognized through an income statement charge ratably with and over the period the claims are settled.

Sirius Group recognized $1.7 million, $10.6 million and $8.3 million of such charges, recorded as loss and LAE during 2013, 2012 and 2011.  As of December 31, 2013, the pre-tax un-accreted adjustment was $4.7 million. Accretion of fair value adjustment to losses and LAE reserves decreased by $8.9 million due to the acceleration of the amortization of the purchase accounting established for the acquisition of Scandinavian Re due to a treaty commutation in 2012.

Asbestos and Environmental Loss and Loss Adjustment Expense Reserve Activity

Sirius Group’s reserves include provisions made for claims that assert damages from asbestos and environmental (“A&E”) related exposures primarily at Sirius America. Asbestos claims relate primarily to injuries asserted by those who came in contact with asbestos or products containing asbestos. Environmental claims relate primarily to pollution and related clean-up cost obligations, particularly as mandated by U.S. federal and state environmental protection agencies. In addition to the factors described above regarding the reserving process, Sirius Group estimates its A&E reserves based upon, among other factors, facts surrounding reported cases and exposures to claims, such as policy limits and deductibles, current law, past and projected claim activity and past settlement values for similar claims, as well as analysis of industry studies and events, such as recent settlements and asbestos-related bankruptcies. The cost of administering A&E claims, which is an important factor in estimating loss reserves, tends to be higher than in the case of non-A&E claims due to the higher legal costs typically associated with A&E claims.

In 2013 and 2012, Sirius Group increased its net A&E exposure through incoming runoff portfolios acquired by White Mountains Solutions.  These acquisitions added $13.0 million in net asbestos reserves and $1.0 million in net environmental reserves in 2013, and $11.0 million in net asbestos reserves and $0.7 million in net environmental reserves in 2012.

The acquisition of companies having modest portfolios of A&E exposure has been typical of several prior White Mountains Solutions transactions and is likely to be an element of at least some future acquisitions. However, the acquisition of new A&E liabilities is undertaken only after careful due diligence and utilizing conservative reserving assumptions in relation to industry benchmarks. In the case of the portfolios acquired during 2013 and 2012, the exposures arise almost entirely from old assumed reinsurance contracts having small limits of liability.

In addition to the $13.0 million increase in asbestos reserves from incoming portfolios acquired by White Mountains Solutions, Sirius Group recorded $11.8 million and $46.4 million of asbestos-related incurred losses and LAE on its already existing asbestos reserves in 2013 and 2012, respectively. The 2013 incurred losses were primarily the result of management’s monitoring of a variety of metrics including actual paid and reported claims activity as compared to the most recent in-depth analysis performed in 2012, net paid and reported survival ratios, peer comparisons, and industry benchmarks.  In 2012, the increase in net asbestos losses included $14.0 million in response to Sirius Group’s quarterly monitoring of newly reported claims and $33.0 million as a result of an in-depth analysis of all treaty and facultative contracts likely to have asbestos exposure which examined total expected asbestos losses and LAE from a variety of information sources, including previous asbestos studies, reported client data and external benchmarking scenarios.

Sirius Group recorded an increase of $0.8 million of environmental losses in 2013 and a decrease of ($0.5) million of environmental losses in 2012 on its already existing reserves.

Sirius Group’s net reserves for A&E losses were $193.9 million and $189.4 million at December 31, 2013 and 2012, respectively. Sirius Group’s A&E three-year net loss paid survival ratio was approximately 8.0 years and 9.0 years at December 31, 2013 and 2012.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Sirius Group’s reserves for A&E losses at December 31, 2013 represent management’s best estimate of its ultimate liability based on information currently available. However, as case law expands, and medical and clean-up costs increase and industry settlement practices change, Sirius Group may be subject to asbestos and environmental losses beyond currently estimated amounts. Sirius Group cannot reasonably estimate at the present time loss reserve additions arising from any such future adverse developments and cannot be sure that allocated loss reserves will be sufficient to cover additional liability arising from any such adverse developments.

The following table summarizes reported A&E loss and LAE reserve activities (gross and net of reinsurance) for the years ended December 31, 2013, 2012, and 2011, respectively:

Net A&E Loss Reserve Activity

	Year Ended December 31,
	2013		2012		2011
Millions	Gross	Net	Gross	Net	Gross	Net
Asbestos:
Beginning balance	$208.2	$174.2	$185.1	$146.2	$191.9	$151.5
Losses and LAE acquired	13.0	13.0	11.0	11.0	—	—
Incurred losses and LAE	12.1	11.8	46.8	46.4	13.6	10.3
Paid losses and LAE	(25.9)	(20.3)	(34.7)	(29.4)	(20.4)	(15.6)
Ending balance	207.4	178.7	208.2	174.2	185.1	146.2
Environmental:
Beginning balance	20.4	15.2	22.1	16.5	22.4	18.1
Losses and LAE acquired	1.0	1.0	0.7	0.7	—	—
Incurred losses and LAE	0.8	0.8	(0.1)	(0.5)	2.9	2.0
Paid losses and LAE	(1.8)	(1.8)	(2.3)	(1.5)	(3.2)	(3.6)
Ending balance	20.4	15.2	20.4	15.2	22.1	16.5
Total asbestos and environmental:
Beginning balance	228.6	189.4	207.2	162.7	214.3	169.6
Losses and LAE acquired	14.0	14.0	11.7	11.7	—	—
Incurred losses and LAE	12.9	12.6	46.7	45.9	16.5	12.3
Paid losses and LAE	(27.7)	(22.1)	(37.0)	(30.9)	(23.6)	(19.2)
Ending balance	$227.8	$193.9	$228.6	$189.4	$207.2	$162.7

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

NOTE 4. Third Party Reinsurance

In the normal course of business, Sirius Group’s subsidiaries seek to limit losses that may arise from catastrophes or other events by reinsuring with third-party reinsurers. Sirius Group remains liable for risks reinsured in the event that the reinsurer does not honor its obligations under reinsurance contracts. The effects of reinsurance on Sirius Group’s subsidiaries’ written and earned premiums and on losses and LAE were as follows:

	Year ended December 31,
Millions	2013	2012	2011
Written premiums:
Direct	$177.3	$186.1	$139.5
Assumed	943.1	992.7	1,139.4
Gross written premiums	1,120.4	1,178.8	1,278.9
Ceded	(243.8)	(231.1)	(212.4)
Net written premiums	$876.6	$947.7	$1,066.5
Earned premiums:
Direct	$174.0	$169.9	$128.5
Assumed	938.6	988.3	1,290.1
Gross earned premiums	1,112.6	1,158.2	1,418.6
Ceded	(246.2)	(226.6)	(238.4)
Net earned premiums	$866.4	$931.6	$1,180.2
Losses and LAE:
Direct	$98.1	$96.9	$80.0
Assumed	455.5	523.9	820.5
Gross losses and LAE	553.6	620.8	900.5
Ceded	(135.2)	(76.9)	(81.9)
Net losses and LAE	$418.4	$543.9	$818.6

Sirius Group’s reinsurance protection primarily consists of pro-rata and excess of loss protections to cover accident and health, trade credit, and certain property exposures. Sirius Group’s core proportional property reinsurance programs provide protection for parts of the non-proportional treaty accounts written in Europe, the Americas, Asia, the Middle East, and Australia. These reinsurance protections are designed to increase underwriting capacity where appropriate, and to reduce exposure both to large catastrophe losses and to a frequency of smaller loss events. Attachment points and coverage limits vary by region around the world. In addition to its proportional reinsurance, Sirius Group also purchases excess of loss reinsurance protection for $15.0 million in excess of a retention of $5.0 million for the facultative and direct property portfolios written by the Stockholm, Hamburg and London branches (excluding business written in the United States). Syndicate 1945 has a reinsurance cover of $10.0 million in excess of $5.0 million for the facultative and direct property portfolio.  An additional $15.0 million of reinsurance protection in excess of the $20.0 million coverage is in place for the facultative and direct property portfolios written by the Hamburg and Stockholm branches. At January 1, 2014, an additional $2.5 million of second loss coverage was purchased for the facultative and direct property portfolios written by the Hamburg, Stockholm and London branches in excess of a retention of $2.5 million.  Sirius Group also has $5.0 million of protection in excess of a retention of $5.0 million for the London branch and Syndicate 1945 for facultative and direct U.S.-catastrophe exposed business, which was renewed through June 30, 2014.

Sirius Group has in place excess of loss retrocessional coverage for its non-U.S. and non-Japan earthquake-related exposures. This cover was renewed for one year at April 1, 2013, providing $40.0 million of reinsurance protection in excess of Sirius Group’s retention of $35.0 million and a further $15.8 million of partially placed coverage in excess of $75.0 million.  In addition, Sirius Group periodically purchases industry loss warranty (“ILW”) contracts to augment its overall retrocessional program.  A European windstorm and flood ILW totaling $7.5 million in coverage and attaching at a market event level of €5.0 billion or greater ($6.9 billion based on the December 31, 2013 EUR to USD exchange rate) was purchased in October 2013 and remains in force throughout 2014.  Two additional ILWs were purchased at January 1, 2014, in force through March 31, 2014, totaling $10 million in coverage for European windstorm and flood attaching at a market event level of $7.5 billion.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Sirius Group’s aviation reinsurance program is intended to reduce exposure to a frequency of small losses, a single large loss, or a combination of both. For the proportional and facultative aviation portfolios, reinsurance protection purchases are generally for coverage on losses from events that cause a market loss in excess of $150.0 million up to a full policy limit of $2.25 billion. This program is in effect through November 2014. For the non-proportional aviation portfolio, reinsurance protection includes a 15% quota share treaty. In addition, the non-proportional portfolio is protected by ILWs with a limit of $30.5 million. The ILWs attach at industry loss levels between $350.0 million and $1.0 billion. For the marine yacht portfolio written by the London branch and Syndicate 1945, reinsurance coverage is in place for $9.8 million in excess of a retention of $0.3 million.

For accident and health, Sirius Group has excess of loss protection covering personal accident and life of €10.0 million ($13.8 million based on the December 31, 2013 EUR to USD exchange rate) of protection in excess of a €5.0 million ($6.9 million based on the December 31, 2013 EUR to USD exchange rate) retention for the Stockholm, Hamburg, Liege and Singapore branches.  In addition, the Sirius America’s direct insurance portfolio includes quota share reinsurance of various percentages.

For 2013, Sirius Group ceded 20% and 50% of its trade credit and bond business, respectively, under a quota share retrocession, which supported growth in this line. The treaty was renewed for 2014 at the same cession percentages.

For 2013, Sirius Group also ceded 30% of the direct contingency business written in the London branch and Syndicate 1945 on a proportional basis.  The treaty was renewed at January 1, 2014.

Almost all of Sirius Group’s excess of loss reinsurance protections, excluding ILWs which tend to cover only one loss event, include provisions that reinstate coverage at a cost of 100% or more of the original reinsurance premium.

At December 31, 2013, Sirius Group had $15.7 million of reinsurance recoverables on paid losses and $347.9 million of reinsurance recoverables on unpaid losses that will become recoverable if claims are paid in accordance with current reserve estimates. Because retrocessional reinsurance contracts do not relieve Sirius Group of its obligation to its insureds, the collectability of balances due from Sirius Group’s reinsurers is critical to its financial strength. Sirius Group monitors the financial strength and ratings of retrocessionaires on an ongoing basis.

The following table provides a listing of Sirius Group’s gross and net recoverable amounts by the reinsurer’s Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) rating and the percentage of total recoverables at December 31, 2013:

Rating(1)	Gross	Collateral	Net	% of Net Total
AAA	$62.9	$—	$62.9	19%
AA	60.6	4.5	56.1	17%
A	127.5	1.6	125.9	39%
BBB+	21.0	—	21.0	7%
BBB or lower	16.6	—	16.6	5%
Not rated	75.0	31.5	43.5	13%
Total	$363.6	$37.6	$326.0	100%

(1)  Standard & Poor’s ratings as detailed above are: “AAA” (Extremely strong), “AA” (Very strong), “A” (Strong), and “BBB+” and “BBB” (Adequate).

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

NOTE 5. Investment Securities

Net Investment Income

Sirius Group’s net investment income is comprised primarily of interest income associated with Sirius Group’s fixed maturity investments, dividend income from its equity investments and interest income from its short-term investments.

Pre-tax net investment income for 2013, 2012 and 2011 consisted of the following:

	Year Ended December 31,
Millions	2013	2012	2011
Investment income:
Fixed maturity investments	$52.3	$68.6	$96.0
Short-term investments	2.6	2.9	6.7
Common equity securities	3.9	4.5	4.4
Convertible fixed maturity investments	0.6	—	0.8
Other long-term investments	2.1	0.8	4.6
Interest on funds held under reinsurance treaties	0.3	0.6	(0.5)
Total investment income	61.8	77.4	112.0
Investment expenses	(13.0)	(12.4)	(14.8)
Net investment income, pre-tax	$48.8	$65.0	$97.2

Net Realized and Unrealized Investment Gains (Losses)

The following tables summarize net realized and unrealized investment gains (losses) and changes in the carrying value of investments measured at fair value for the years ended 2013, 2012, and 2011:

	Year Ended December 31, 2013
Millions	Net realized and unrealized gains (losses)	Net foreign currency gains (losses)	Total net realized and unrealized gains (losses) reflected in earnings
Fixed maturity investments	$(35.3)	$0.6	$(34.7)
Short-term investments	—	—	—
Common equity securities	49.7	(4.1)	45.6
Convertible fixed maturity investments	0.5	—	0.5
Other long-term investments	10.4	4.8	15.2
Forward contracts	0.1	—	0.1
Net realized and unrealized investment gains, pre-tax	25.4	1.3	26.7
Income taxes attributable to realized and unrealized investment gains	(7.1)	(0.2)	(7.3)
Net realized and unrealized investment gains, after-tax	$18.3	$1.1	$19.4

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

	Year Ended December 31, 2012
Millions	Net realized and unrealized gains (losses)	Net foreign currency gains (losses)	Total net realized and unrealized gains (losses) reflected in earnings
Fixed maturity investments	$54.7	$(48.5)	$6.2
Short-term investments	—	(4.2)	(4.2)
Common equity securities	25.9	(0.1)	25.8
Convertible fixed maturity investments	(17.8)	(1.8)	(19.6)
Other long-term investments	12.1	(2.7)	9.4
Forward contracts	(0.3)	—	(0.3)
Net realized and unrealized investment gains (losses), pre-tax	74.6	(57.3)	17.3
Income taxes attributable to realized and unrealized investment gains (losses)	3.3	(10.4)	(7.1)
Net realized and unrealized investment gains (losses), after-tax	$77.9	$(67.7)	$10.2

	Year Ended December 31, 2011
Millions	Net realized and unrealized gains (losses)	Net foreign currency gains (losses)	Total net realized and unrealized gains (losses) reflected in earnings
Fixed maturity investments	$38.8	$30.5	$69.3
Short-term investments	—	(10.9)	(10.9)
Common equity securities	(4.0)	(1.7)	(5.7)
Convertible fixed maturity investments	(3.0)	—	(3.0)
Other long-term investments	3.2	2.9	6.1
Net realized and unrealized investment gains, pre-tax	35.0	20.8	55.8
Income taxes attributable to realized and unrealized investment gains	(10.7)	(5.1)	(15.8)
Net realized and unrealized investment gains, after-tax	$24.3	$15.7	$40.0

Sirius Group recognized gross realized investment gains of $67.6 million, $63.8 million and $102.9 million and gross realized investment losses of $53.3 million, $45.2 million and $92.2 million on sales of investment securities during 2013, 2012, and 2011.

As of December 31, 2013 and 2012 Sirius Group reported $8.7 million and $4.2 million in accounts payable on unsettled investment purchases and $7.7 million and $0.4 million in accounts receivable on unsettled investment sales.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

The following table summarizes the amount of total gains (losses) included in earnings attributable to unrealized investment gains (losses) for Level 3 investments for the years ended December 31, 2013, 2012 and 2011:

	Year Ended December 31,
Millions	2013	2012	2011
Fixed maturity investments	$(0.6)	$0.8	$(4.3)
Common equity securities	0.8	3.0	(1.6)
Convertible fixed maturity investments	—	—	—
Other long-term investments	9.0	5.9	(19.8)
Total unrealized investment gains (losses), pre-tax - Level 3 investments	$9.2	$9.7	$(25.7)

The components of Sirius Group’s change in net realized and unrealized investment gains (losses), after-tax, as recorded on the statements of operations and comprehensive income (loss) were as follows:

	Year Ended December 31,
Millions	2013	2012	2011
Change in equity in net unrealized gains (losses) from investments in unconsolidated affiliates, pre-tax	$(102.3)	$62.8	$(108.8)
Income tax benefit (expense)	8.3	(5.1)	5.2
Change in equity in net unrealized gains (losses) from investments in unconsolidated affiliates, after-tax	(94.0)	57.7	(103.6)
Change in net unrealized foreign currency gains (losses) on investments through accumulated other comprehensive income, after-tax	11.3	95.5	(41.4)
Total investments gains (losses) through accumulated other comprehensive income, after-tax	(82.7)	153.2	(145.0)
Net realized and unrealized investment gains (losses), after-tax	19.4	10.2	40.0
Total investment (losses) gains recorded during the period, after-tax	$(63.3)	$163.4	$(105.0)

Investment Holdings

The cost or amortized cost, gross unrealized investment gains and (losses), net foreign currency gains and (losses), and carrying values of Sirius Group’s fixed maturity investments as of December 31, 2013 and 2012, were as follows:

	December 31, 2013
	Cost or	Gross	Gross	Net foreign
	amortized	unrealized	unrealized	currency	Carrying
Millions	cost	gains	losses	losses	value
Fixed maturity investments:
Debt securities issued by corporations	$1,154.9	$28.7	$(4.4)	$(13.4)	$1,165.8
Mortgage-backed and asset-backed securities	867.5	0.9	(3.6)	(4.8)	860.0
Foreign government, agency and provincial obligations	418.1	3.4	(2.3)	(4.9)	414.3
US Government and agency obligations	147.4	0.3	(0.3)	(2.5)	144.9
Preferred stocks	1.6	0.1	—	(0.2)	1.5
Municipal obligations	1.4	—	—	—	1.4
Total fixed maturity investments	$2,590.9	$33.4	$(10.6)	$(25.8)	$2,587.9

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

	December 31, 2012
	Cost or	Gross	Gross	Net foreign
	amortized	unrealized	unrealized	currency	Carrying
Millions	cost	gains	losses	losses	value
Fixed maturity investments:
Debt securities issued by corporations	$1,306.0	$53.7	$(0.5)	$(23.0)	$1,336.2
Mortgage-backed and asset-backed securities	893.1	8.4	(0.4)	(9.4)	891.7
Foreign government, agency and provincial obligations	490.1	6.4	(0.6)	(8.6)	487.3
US Government and agency obligations	131.4	0.3	(0.1)	(1.2)	130.4
Municipal obligations	2.0	—	—	—	2.0
Preferred stocks	1.6	0.3	—	(0.1)	1.8
Total fixed maturity investments	$2,824.2	$69.1	$(1.6)	$(42.3)	$2,849.4

The weighted average duration of Sirius Group’s fixed maturity portfolio at December 31, 2013 was approximately 2.1 years, including short-term investments, and approximately 2.3 years excluding short-term investments.

The cost or amortized cost and carrying value of Sirius Group’s fixed maturity investments and convertible fixed maturity investments, at December 31, 2013 is presented below by contractual maturity. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.

	December 31, 2013
Millions	Cost or amortized cost	Carrying value
Due in one year or less	$237.3	$232.8
Due after one year through five years	1,290.0	1,295.1
Due after five years through ten years	185.4	189.2
Due after ten years	18.2	18.6
Mortgage-backed and asset-backed securities	867.5	860.0
Preferred stocks	1.6	1.5
Total	$2,600.0	$2,597.2

The cost or amortized cost, gross unrealized investment gains and losses, net foreign currency gains and losses, and carrying values of Sirius Group’s common equity securities, convertible fixed maturity investments and other long-term investments as of December 31, 2013 and 2012, were as follows:

	December 31, 2013
				Net foreign
	Cost or	Gross unrealized	Gross unrealized	currency	Carrying
Millions	amortized cost	gains	losses	losses	value
Common equity securities	$166.3	$39.8	$(0.6)	$(0.8)	$204.7
Convertible fixed maturity investments	$9.1	$0.8	$(0.4)	$(0.2)	$9.3
Other long-term investments	$105.5	$26.9	$(7.4)	$(2.4)	$122.6

	December 31, 2012
				Net foreign
	Cost or	Gross unrealized	Gross unrealized	currency	Carrying
Millions	amortized cost	gains	losses	losses	value
Common equity securities	$211.5	$40.5	$(0.8)	$(0.1)	$251.1
Convertible fixed maturity investments	$0.6	$—	$—	$—	$0.6
Other long-term investments	$99.3	$16.4	$(5.0)	$(6.1)	$104.6

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Sales and maturities of investments, excluding short-term investments, totaled $2,412.7 million, $2,901.3 million, and $3,848.3 million for the years ended December 31, 2013, 2012 and 2011.

Investments Held on Deposit or as Collateral

As of December 31, 2013 and 2012, investments of $35.4 million and $35.0 million, respectively, were held in trusts required to be maintained in relation to various reinsurance agreements. Sirius Group’s consolidated reinsurance operations are required to maintain deposits with certain insurance regulatory agencies in order to maintain their insurance licenses. The fair value of such deposits which are included within total investments totaled $133.1 million and $145.0 million as of December 31, 2013 and 2012.

As of December 31, 2013, Sirius Group held $10.8 million of unrestricted collateral in the form of fixed maturities and short-term investments associated with interest rate cap agreements.  (See Note 8.)

Fair value measurements at December 31, 2013

Sirius Group used quoted market prices or other observable inputs to determine fair value for 95% of its investment portfolio. Investments valued using Level 1 inputs include fixed maturity investments, primarily investments in U.S. Treasuries, common equities and short-term investments, which include U.S. Treasury Bills. Investments valued using Level 2 inputs consist of fixed maturity investments including corporate debt, state and other governmental debt, convertible fixed maturity securities and mortgage and asset-backed securities. Fair value estimates for investments that trade infrequently and have few or no observable market prices are classified as Level 3 measurements. Level 3 fair value estimates based upon unobservable inputs include Sirius Group’s investments in hedge funds and private equity funds, as well as investments in certain debt securities where quoted market prices are unavailable. Sirius Group uses brokers and outside pricing services to assist in determining fair values. For investments in active markets, Sirius Group uses the quoted market prices provided by outside pricing services to determine fair value. The outside pricing services used by Sirius Group have indicated that if no observable inputs are available for a security, they will not provide a price. In those circumstances, Sirius Group estimates the fair value using industry standard pricing models and observable inputs such as benchmark interest rates, market comparables, broker quotes, issuer spreads, bids, offers, credit rating, prepayment speeds and other relevant inputs. Sirius Group performs procedures to validate the market prices obtained from the outside pricing sources. Such procedures, which cover substantially all of its fixed maturity investments include, but are not limited to, evaluation of model pricing methodologies and review of the pricing services’ quality control processes and procedures on at least an annual basis, comparison of market prices to prices obtained from different independent pricing vendors on at least a semi-annual basis, monthly analytical reviews of certain prices, and review of assumptions utilized by the pricing service for selected measurements on an ad hoc basis throughout the year. Sirius Group also performs back-testing of selected sales activity to determine whether there are any significant differences between the market price used to value the security prior to sale and the actual sale price on an ad hoc basis throughout the year. Prices provided by the pricing services that vary by more than 5% and $1.0 million from the expected price based on these procedures are considered outliers. In circumstances where the results of Sirius Group’s review process do not appear to support the market price provided by the pricing services, Sirius Group challenges the price. If Sirius Group cannot gain satisfactory evidence to support the challenged price, it relies upon its own pricing methodologies to estimate the fair value of the security in question. The fair values of such securities are considered to be Level 3 measurements.

Sirius Group’s investments in debt securities are generally valued using matrix and other pricing models. Key inputs include benchmark yields, benchmark securities, reported trades, issuer spreads, bids, offers, credit ratings and prepayment speeds. Income on mortgage-backed and asset-backed securities is recognized using an effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the estimated economic life is recalculated and the remaining unamortized premium or discount is amortized or accreted prospectively over the remaining economic life.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Sirius Group employs a number of procedures to assess the reasonableness of the fair value measurements for its other long-term investments, including obtaining and reviewing the audited annual financial statements of each hedge fund and private equity fund and periodically discussing each fund’s pricing with the fund manager. However, since the fund managers do not provide sufficient information to evaluate the pricing inputs and methods for each underlying investment, the inputs are considered to be unobservable. Accordingly, the fair value of Sirius Group’s investments in hedge funds and private equity funds has been classified as Level 3 measurements. The fair value of Sirius Group’s investments in hedge funds and private equity funds has been determined using net asset value.

In addition to the investments described above, Sirius Group had $37.9 million of investment-related liabilities recorded at fair value and included in other liabilities as of December 31, 2012.  These liabilities relate to securities that have been sold short by limited partnerships in which Sirius Group has investments and is required to consolidate under GAAP.  All of the liabilities included have a Level 1 designation.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Fair Value Measurements by Level

The following tables summarize Sirius Group’s fair value measurements for investments at December 31, 2013 and 2012, by level:

	December 31, 2013
Millions	Fair value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Fixed maturities:
U.S. Government and agency obligations	$144.9	$144.8	$0.1	—

Debt securities issued by corporations:
Consumer	396.9	—	396.9	—
Financials	182.1	—	182.1	—
Industrial	161.8	—	161.8	—
Communications	145.2	—	145.2	—
Energy	108.0	—	108.0	—
Utilities	87.5	—	87.5	—
Basic materials	66.0	—	66.0	—
Technology	18.3	—	18.3	—
Diversified	—	—	—	—
Total debt securities issued by corporations:	1,165.8	—	1,165.8	—

Mortgage-backed and asset-backed securities	860.0	—	848.9	11.1
Foreign government, agency and provincial obligations	414.3	42.9	371.4	—
Preferred stocks	1.5	—	1.5	—
Municipal obligations	1.4	—	1.4	—
Total fixed maturity investments	2,587.9	187.7	2,389.1	11.1

Short-term investments	318.5	305.2	13.3	—

Common equity securities:
Financials	81.2	50.1	—	31.1
Consumer	59.6	59.6	—	—
Energy	15.9	15.9	—	—
Technology	10.8	10.8	—	—
Basic materials	9.6	9.6	—	—
Utilities	6.4	6.4	—	—
Other	21.2	21.2	—	—
Total common equity securities	204.7	173.6	—	31.1

Convertible fixed maturity investments	9.3	—	9.3	—
Other long-term investments(1)	115.8	—	—	115.8
Total investments	$3,236.2	$666.5	$2,411.7	$158.0

(1)  Excludes carrying value of $6.9 associated with other long-term investment limited partnerships accounted for using the equity method and $(0.1) associated with currency forward contracts.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

	December 31, 2012
Millions	Fair value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Fixed maturities:
U.S. Government and agency obligations	$130.4	$130.3	$0.1	—

Debt securities issued by corporations:
Consumer	386.0	—	386.0	—
Industrial	227.2	—	227.2	—
Financials	197.1	1.0	196.1	—
Communications	188.4	—	188.4	—
Utilities	118.6	—	118.6	—
Energy	114.6	—	114.6	—
Basic materials	98.2	—	98.2	—
Technology	6.1	—	6.1	—
Total debt securities issued by corporations:	1,336.2	1.0	1,335.2	—

Mortgage-backed and asset-backed securities	891.7	—	874.9	16.8
Foreign government, agency and provincial obligations	487.3	46.3	441.0	—
Municipal obligations	2.0	—	2.0	—
Preferred stocks	1.8	—	1.8	—
Total fixed maturity investments	2,849.4	177.6	2,655.0	16.8

Short-term investments	328.6	328.6	—	—

Common equity securities:
Financials	129.2	93.8	0.9	34.5
Consumer	54.3	54.3	—	—
Technology	21.9	21.9	—	—
Energy	14.0	14.0	—	—
Basic materials	12.0	12.0	—	—
Utilities	6.7	6.5	0.2	—
Other	13.0	12.2	0.8	—
Total common equity securities	251.1	214.7	1.9	34.5

Convertible fixed maturity investments	0.6	—	0.6	—
Other long-term investments(1)	90.8	—	—	90.8
Total investments	$3,520.5	$720.9	$2,657.5	$142.1

(1)  Excludes carrying value of $13.9 associated with other long-term investment limited partnerships accounted for using the equity method and $(0.1) associated with currency forward contracts.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Debt Securities Issued by Corporations

The following table summarizes the ratings of the corporate debt securities held in Sirius Group’s investment portfolio as of December 31, 2013 and 2012:

	Fair Value at
	December 31,
Millions	2013	2012
AA	$92.8	$97.6
A	380.9	486.6
BBB	688.7	752.0
Other	3.4	—
Debt securities issued by corporations (1)	$1,165.8	$1,336.2

(1)  Credit ratings are assigned based on the following hierarchy: 1) Standard & Poor’s and 2) Moody’s Investor Service (“Moodys”).

Mortgage-backed, Asset-backed Securities

Sirius Group purchases commercial and residential mortgage-backed securities (“RMBS”) with the goal of maximizing risk adjusted returns in the context of a diversified portfolio. Sirius Group’s non-agency commercial mortgage-backed portfolio (“CMBS”) is generally short-term and structurally senior, with more than 25 points of subordination on average for both fixed rate CMBS and floating rate CMBS as of December 31, 2013. In general, subordination represents the percentage principal loss on the underlying collateral that would be absorbed by other securities lower in the capital structure before the more senior security incurs a loss. Sirius Group believes these levels of protection will mitigate the risk of loss. As of December 31, 2013, on average less than 1.0% of the underlying loans were reported as non-performing for all non-agency CMBS held by Sirius Group. Sirius Group is not an originator of residential mortgage loans. Sirius Group’s investments in hedge funds and private equity funds contain negligible amounts of sub-prime mortgage-backed securities at December 31, 2013. Sirius Group considers sub-prime mortgage-backed securities as those that have underlying loan pools that exhibit weak credit characteristics, or those that are issued from dedicated sub-prime shelves or dedicated second-lien shelf registrations (i.e., Sirius Group considers investments backed primarily by second-liens to be sub-prime risks regardless of credit scores or other metrics).

Sirius Group categorizes mortgage-backed securities as “non-prime” (also called “Alt A” or “A-”) that are backed by collateral that has overall credit quality between prime and sub-prime based on Sirius Group’s review of the characteristics of their underlying mortgage loan pools, such as credit scores and financial ratios. Sirius Group’s non-agency residential mortgage-backed portfolio is generally moderate-term and structurally senior. Sirius Group does not own any collateralized loan obligations.  Sirius Group does not own any collateralized debt obligations with the exception of $29.0 million of non-agency residential mortgage resecuritization tranches, each a senior tranche in its own right and each collateralized by a single earlier vintage Super Senior or Senior non-agency residential mortgage-backed security.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

	December 31, 2013			December 31, 2012
Millions	Fair Value	Level 2	Level 3	Fair Value	Level 2	Level 3
Mortgage-backed securities:
Agency:
GNMA	$134.2	$134.2	—	$408.3	$408.3	—
FNMA	12.4	12.4	—	11.1	11.1	—
FHLMC	34.2	34.2	—	23.9	23.9	—
Total Agency(1)	180.8	180.8	—	443.3	443.3	—
Non-agency:
Residential	71.7	71.7	—	53.5	53.5	—
Commercial	115.7	115.7	—	145.4	145.4	—
Total Non-agency	187.4	187.4	—	198.9	198.9	—

Total mortgage-backed securities	368.2	368.2	—	642.2	642.2	—
Other asset-backed securities:
Credit card receivables	157.7	146.6	11.1	104.2	87.4	16.8
Vehicle receivables	204.6	204.6	—	137.8	137.8	—
Other	129.5	129.5	—	7.5	7.5	—
Total other asset-backed securities	491.8	480.7	11.1	249.5	232.7	16.8
Total mortgage and asset-backed securities	$860.0	$848.9	$11.1	$891.7	$874.9	$16.8

(1) Represents publicly traded mortgage-backed securities which carry the full faith and credit guaranty of the U.S. government (i.e., GNMA) or are guaranteed by a government sponsored entity (i.e., FNMA, FHLMC).

Non-agency Mortgage-backed Securities

The security issuance years of Sirius Group’s investments in non-agency CMBS and non-agency RMBS securities as of December 31, 2013 are as follows:

	Security Issuance Year
Millions	Fair Value	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
Non-agency CMBS	$115.7	$—	$—	$—	$4.2	$12.1	$—	$5.8	$16.2	$29.1	$48.3
Non-agency RMBS	71.7	4.3	23.3	5.4	2.1	—	—	22.3	—	—	14.3
Total	$187.4	$4.3	$23.3	$5.4	$6.3	$12.1	$—	$28.1	$16.2	$29.1	$62.6

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Non-agency Residential Mortgage-backed Securities

The classification of the underlying collateral quality and the tranche levels of Sirius Group non-agency RMBS are as follows as of December 31, 2013:

Millions	Fair Value	Super Senior (1)	Senior (2)	Subordinate(3)
Prime	$14.6	$—	$14.6	$—
Non-prime	49.4	9.7	39.7	—
Sub-prime	7.7	7.7	—	—
Total	$71.7	$17.4	$54.3	$—

(1)              At issuance, Super Senior, or in the case of resecuritization, the underlying securities, were rated “AAA” by Standard & Poor’s, “Aaa” by Moody’s or “AAA” by Fitch Ratings (“Fitch”) and were senior to other “AAA” or “Aaa” bonds.

(2)              At issuance, Senior, or in the case of resecuritization, the underlying securities, were rated “AAA” by Standard & Poor’s “Aaa” by Moody’s or “AAA” by Fitch and were senior to non-”AAA” or non-”Aaa” bonds.

(3)              At issuance, Subordinate were not rated “AAA” by Standard & Poor’s , “Aaa” by Moody’s or “AAA” by Fitch and were junior to “AAA” or “Aaa” bonds.

Non-agency Commercial Mortgage-backed Securities

The amount of fixed and floating rate securities and their tranche levels of Sirius Group’s non-agency CMBS securities are as follows as of December 31, 2013:

Millions	Fair Value	Super Senior (1)	Senior (2)	Subordinate(3)
Fixed rate CMBS	$63.5	$30.0	$29.4	$4.1
Floating rate CMBS	52.2	4.2	12.1	35.9
Total	$115.7	$34.2	$41.5	$40.0

(1)              At issuance, Super Senior, or in the case of resecuritization, the underlying securities, were rated “AAA” by Standard & Poor’s, “Aaa” by Moody’s or “AAA” by Fitch and were senior to other “AAA” or “Aaa” bonds.

(2)              At issuance, Senior, or in the case of resecuritization, the underlying securities, were rated “AAA” by Standard & Poor’s “Aaa” by Moody’s or “AAA” by Fitch and were senior to non-”AAA” or non-”Aaa” bonds.

(3)              At issuance, Subordinate were not rated “AAA” by Standard & Poor’s , “Aaa” by Moody’s or “AAA” by Fitch and were junior to “AAA” or “Aaa” bonds.

Hedge Funds and Private Equity Funds

Sirius Group holds investments in hedge funds and private equity funds, which are included in other long-term investments. The fair value of these investments has been estimated using the net asset value of the funds. At December 31, 2013, Sirius Group held investments in 12 hedge funds and 24 private equity funds. The largest investment in a single fund was $20.3 million at December 31, 2013 and $10.4 million at December 31, 2012.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

The following table summarizes investments in hedge funds and private equity interests by investment objective and sector at December 31, 2013 and 2012:

	December 31, 2013		December 31, 2012
Millions	Fair Value	Unfunded Commitments	Fair Value	Unfunded Commitments
Hedge funds
Long/short equity	$34.3	$—	$12.2	$—
Long/short credit & distressed	14.7	—	14.3	—
Long/short equity activist	14.6	—	11.6	—
Long diversified strategies	0.1	—	1.7	—
Long bank loan	0.1	—	0.2	—
Total hedge funds	63.8	—	40.0	—

Private equity funds
Energy infrastructure & services	19.8	7.2	15.6	8.1
Multi-sector	9.3	4.0	8.3	1.7
Real estate	4.3	3.3	6.0	3.3
International multi-sector, Europe	3.9	2.8	5.1	5.0
Private equity secondaries	3.2	1.0	3.5	1.0
Healthcare	2.8	1.4	2.1	2.7
Venture capital	1.6	0.3	2.3	0.3
Manufacturing/Industrial	1.1	—	4.1	—
International multi-sector, Asia	—	2.7	0.4	2.7
Total private equity funds	46.0	22.7	47.4	24.8
Total hedge and private equity funds included in other long-term investments	$109.8	$22.7	$87.4	$24.8

Redemption of investments in certain hedge funds is subject to restrictions including lock-up periods where no redemptions or withdrawals are allowed, restrictions on redemption frequency and advance notice periods for redemptions.  Amounts requested for redemptions remain subject to market fluctuations until the redemption effective date, which generally falls at the end of the defined redemption period.

The following summarizes the December 31, 2013 fair value of hedge funds subject to restrictions on redemption frequency and advance notice period requirements for investments in active hedge funds:

	Notice Period
Millions	30-59 days	60-89 days	90-119 days	120+ days
Redemption Frequency	notice	notice	notice	notice	Total
Monthly	$—	$—	$—	$—	$—
Quarterly	21.5	22.0	5.4	—	48.9
Semi-annual	—	7.2	—	—	7.2
Annual	0.1	0.0	7.5	0.1	7.7
Total	$21.6	$29.2	$12.9	$0.1	$63.8

Certain of the hedge fund investments in which Sirius Group is invested are no longer active and are in process of disposing of their underlying investments. Distributions from such funds are remitted to investors as the fund’s underlying investments are liquidated.  At December 31, 2013, distributions of $1.3 million were outstanding from these investments. The actual amount of the final distribution remittances remain subject to market fluctuations. The date at which such remittances will be received is not determinable at December 31, 2013.  Redemptions are recorded as receivables when the investment is no longer subject to market fluctuations.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Investments in private equity funds are generally subject to a “lock-up” period during which investors may not request a redemption. Distributions prior to the expected termination date of the fund may be limited to dividends or proceeds arising from the liquidation of the fund’s underlying investments. In addition, certain private equity funds provide an option to extend the lock-up period at either the sole discretion of the fund manager or upon agreement between the fund and the investors.

At December 31, 2013, investments in private equity funds were subject to lock-up periods as follows:

Millions	1 – 3 years	3 – 5 years	5 – 10 years	>10 years	Total
Private Equity Funds - expected lock up period remaining	$4.2	$10.6	$28.3	$2.9	$46.0

Rollforward of Fair Value Measurements by Level

Sirius Group uses quoted market prices where available as the inputs to estimate fair value for its investments in active markets. Such measurements are considered to be either Level 1 or Level 2 measurements, depending on whether the quoted market price inputs are for identical securities (Level 1) or similar securities (Level 2). Level 3 measurements for fixed maturity investments, common equity securities, convertible fixed maturity investments and other long-term investments at December 31, 2013 and 2012 consist of securities for which the estimated fair value has not been determined based upon quoted market price inputs for identical or similar securities.

The following tables summarize the changes in Sirius Group’s fair value measurements by level for the years ended December 31, 2013 and 2012:

			Level 3 Investments
Millions	Level 1 Investments	Level 2 Investments	Fixed Maturities	Common equity securities	Convertible fixed maturities	Other long- term investments	Total
Balance at January 1, 2013	$392.3	$2,657.5	$16.8	$34.5	$—	$90.8	$3,191.9	(1) (2)
Total realized and unrealized gains (losses)	49.6	(30.4)	(1.0)	0.8	—	11.1	30.1
Foreign currency (losses) gains through OCI	(0.3)	12.5	0.2	—	—	(0.9)	11.5
Accretion	(0.8)	(30.6)	—	—	—	34.2	2.8
Purchases	317.7	2,057.3	14.6	—	—	(19.4)	2,370.2
Sales	(418.9)	(2,283.5)	(5.8)	(3.8)	—	—	(2,712.0)
Net change in investments related to purchases and sales of consolidated affiliates	20.5	2.7	—	—	—	—	23.2
Transfers in	1.2	36.4	22.7	—	—	—	60.3
Transfers out	—	(23.5)	(36.4)	(0.4)	—	—	(60.3)
Balance at December 31, 2013	$361.3	$2,398.4	$11.1	$31.1	$—	$115.8	$2,917.7	(2) (3)

(1)         Excludes carrying value of $13.9 associated with other long-term investment limited partnerships accounted for using the equity method $(0.1) associated with currency forward contracts.

(2)         Excludes carrying value of $328.6 and $318.5 at January 1, 2013 and December 31, 2013 classified as short-term investments.

(3)         Excludes carrying value of $6.9 associated with other long-term investment limited partnerships accounted for using the equity method and $(0.1) associated with currency forward contracts.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

			Level 3 Investments
Millions	Level 1 Investments	Level 2 Investments	Fixed Maturities	Common equity securities	Convertible fixed maturities	Other long- term investments	Total
Balance at January 1, 2012	$340.2	$2,783.8	$12.8	$31.6	$—	$105.8	$3,274.2	(1) (2)
Total realized and unrealized (losses) gains	17.6	4.0	1.7	12.6	—	(14.0)	21.9
Foreign currency gains through OCI	4.3	81.9	0.8	0.1	—	3.7	90.8
Amortization/Accretion	(0.8)	(30.1)	(1.0)	—	—	—	(31.9)
Purchases	327.2	2,191.6	59.8	—	—	10.5	2,589.1
Sales	(296.2)	(2,405.0)	(26.0)	(9.8)	—	(15.2)	(2,752.2)
Transfers in	—	47.9	16.6	—	—	—	64.5
Transfers out	—	(16.6)	(47.9)	—	—	—	(64.5)
Balance at December 31, 2012	$392.3	$2,657.5	$16.8	$34.5	$—	$90.8	$3,191.9	(2) (3)

(1)         Excludes carrying value of $11.1 associated with other long-term investment limited partnerships accounted for using the equity method.

(2)         Excludes carrying value of $355.2 and $328.6 at January 1, 2012 and December 31, 2012 classified as short-term investments.

(3)         Excludes carrying value of $13.9 associated with other long-term investment limited partnerships accounted for using the equity method. $(0.1) associated with currency forward contracts.

Fair Value Measurements — transfers between levels

During 2013, three fixed maturity securities classified as Level 3 measurements in the prior period were recategorized as Level 2 measurements because quoted market prices for similar securities that were considered reliable and could be validated against an alternative source were available at December 31, 2013. These measurements comprise “Transfers out” of Level 3 and “Transfers in” to Level 2 of $36.4 million for the period ended December 31, 2013.  Included in these transfers is one asset-backed fixed maturity security classified within Level 2 as of June 30, 2013 that was recategorized to Level 3 as of September 30, 2013. The security represents “Transfers out” of Level 2 and “Transfer in” to Level 3 of $22.7 million as of September 30, 2013. As of September 30, 2013, the estimated fair value for this security determined using the industry standard pricing models was $0.3 million less than the estimated fair value based upon quoted prices provided by a third party pricing vendor. As of December 31, 2013, reliable quoted market prices provided by a third party pricing vendor were available for the security and the security was transferred back to Level 2.

During 2012, two fixed maturity securities classified as Level 3 measurements in the prior period were recategorized as Level 2 measurements because quoted market prices for similar securities that were considered reliable and could be validated against an alternative source were available at December 31, 2012. These measurements comprise “Transfers out” of Level 3 and “Transfers in” to Level 2 of $47.9 million for the period ended December 31, 2012.  For the year ended December 31, 2012, “Transfers out” of Level 2 and “Transfers in” to Level 3 fixed maturity investments of $16.6 consists of one asset-backed security for which the estimated fair value was determined using a single broker quote.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Significant Unobservable Inputs

The following summarizes significant unobservable inputs used in estimating the fair value of investment securities classified within Level 3 other than hedge funds and private equities at December 31, 2013.  The fair value of investments in hedge funds and private equity funds, which are classified within Level 3, are estimated using the net asset value of the funds.

($ in Millions)	December 31, 2013
Description	Fair Value	Rating (2)	Valuation Technique(s)	Unobservable Input
Asset-backed securities (1)	$11.1	AA+	Broker pricing	Broker quote
Private equity securities (1)	$31.1	NR	Multiple of GAAP book value	Book value multiple 1.0

(1)  As of December 31, 2013 each asset type consists of one security.

(2)  Credit ratings are assigned based on the following hierarchy: 1) Standard & Poor’s and 2) Moody’s.

NOTE 6. Debt

Sirius Group’s debt outstanding as of December 31, 2013 and 2012 consisted of the following:

	December 31,
Millions	2013	2012
SIG Senior Notes, at face value	$400.0	$400.0
Unamortized original issue discount	(0.4)	(0.6)
SIG Senior Notes, carrying value	399.6	399.4

Old Lyme Note	2.1	2.1
Total debt	$401.7	$401.5

A schedule of contractual repayments of Sirius Group’s debt as of December 31, 2013 follows:

Millions	December 31, 2013
Due in one year or less	$—
Due in one to three years	2.1
Due in three to five years	400.0
Due after five years	—
Total	$402.1

SIG Senior Notes

In March 2007, SIG issued $400.0 million face value of senior unsecured notes (“SIG Senior Notes”) at an issue price of 99.715% for net proceeds of $392.0 million after taking into effect both deferrable and non-deferrable issuance costs, including the interest rate lock agreement described below. The SIG Senior Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. The SIG Senior Notes bear an annual interest rate of 6.375%, payable semi-annually in arrears on March 20 and September 20, until maturity in March 2017.

SIG incurred $3.6 million in expenses related to the issuance of the SIG Senior Notes (including $2.6 million in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the SIG Senior Notes.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

In anticipation of the issuance of the SIG Senior Notes, SIG entered into an interest rate lock agreement to hedge its interest rate exposure from the date of the agreement until the pricing of the SIG Senior Notes. The agreement was terminated on March 15, 2007 with a loss of $2.4 million, which was recorded in other comprehensive income. The loss is being reclassified from accumulated other comprehensive income over the life of the SIG Senior Notes using the interest method and is included in interest expense. At December 31, 2013, the unamortized balance of the loss remaining in accumulated other comprehensive income was $1.0 million.

Taking into effect the amortization of the original issue discount and all underwriting and issuance expenses, including the interest rate lock agreement, the SIG Senior Notes yield an effective rate of approximately 6.5% per annum. Sirius Group recorded $26.2 million of interest expense, inclusive of amortization of issuance costs and the interest rate lock agreement, on the SIG Senior Notes for each of the years ended December 31, 2013, 2012, and 2011.

We are subject to restrictive financial covenants in relation to the SIG Senior Notes.  A failure by Sirius Group subsidiaries to pay principal and interest under any other series of debt securities or agreements, indentures or instruments (“covered debt”), where such a default results in the acceleration of at least $25.0 million principal amount of covered debt in the aggregate, could trigger the acceleration of the SIG Senior Notes.  At December 31, 2013, Sirius Group was in compliance with all of the covenants under the SIG Senior Notes.

Old Lyme Note

On December 30, 2011 Sirius Group acquired the runoff loss reserve portfolio of Old Lyme (see Note 2).  As part of the acquisition Sirius Group entered into a five-year $2.1 million purchase note.  The principal amount of the purchase note is subject to upward adjustments for favorable loss reserve development (up to 50% of $6.0 million) and downward adjustments for any adverse loss reserve development.

Sierra Note

In connection with its acquisition of the Sierra Insurance Group Companies (“Sierra Group”) on March 31, 2004, Sirius Group entered into a $62.0 million purchase note (the “Sierra Note”), $58.0 million of which may be adjusted over its six-year term to reflect favorable or adverse loss reserve development on the acquired reserve portfolio and runoff of remaining policies in force (mainly workers compensation business), as well as certain other balance sheet protections. Since inception the principal of the Sierra Note had been reduced by $29.0 million as a result of adverse development on the acquired reserves and runoff of unearned premium, which includes $5.2 million and $22.8 million of adverse development which occurred during 2008 and 2005 and $1.9 million and $9.1 million of favorable development in 2010 and 2007. Interest accrued on the unpaid balance of the Sierra Note at a rate of 4.0% per annum, compounded quarterly, and was payable at its maturity.

On October 31, 2008, Sirius Group disposed of its remaining interest in the Sierra Group as part of the Berkshire Hathaway Inc. (“Berkshire”) Exchange transaction, which was a transaction between White Mountains and Berkshire where Berkshire exchanged substantially all if its ownership stake in White Mountains. Sirius Group was still obligated to repay the Sierra Note, but Berkshire provided Sirius Group an indemnity, whereby Berkshire reimbursed Sirius Group all amounts due under the Sierra Note at its maturity, as adjusted for future reserve development, except for the portion of interest on the Sierra Note that accrued from its issue date through December 31, 2007, plus interest on this accrued amount through the date of repayment.

The Sierra Note matured on March 31, 2010.  However, the final amount due was in dispute with respect to the amount of loss reserve development.  On September 15, 2010, Sirius Group paid Sierra the undisputed amounts owed of $42.8 million on the Sierra Note which consisted of $33.0 million for the principal repayment and $9.8 million for accrued interest.  Berkshire reimbursed Sirius Group $36.7 million, which consisted of the $33.0 million principal balance and $3.7 million for accrued interest.

During the fourth quarter of 2011, the dispute was settled through arbitration.  Sirius Group paid additional interest accrued on the Sierra Note and recognized $5.5 million of interest expense.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Interest

Total interest expense incurred by Sirius Group for its indebtedness was $26.3 million, $26.2 million, and $31.6 million in 2013, 2012, and 2011.  Total interest paid by Sirius Group for its indebtedness was $25.5 million, $25.5 million, and $31.0 million in 2013, 2012, and 2011, respectively.

NOTE 7. Income Taxes

The Company and its Bermuda domiciled subsidiaries are not subject to Bermuda income tax under current Bermuda law.  In the event there is a change in the current law such that taxes are imposed, the Company and its Bermuda domiciled subsidiaries would be exempt from such tax until March 31, 2035, pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966. The Company has subsidiaries and branches that operate in various other jurisdictions around the world that are subject to tax in the jurisdictions in which they operate.  The jurisdictions in which the Company’s subsidiaries and branches are subject to tax are Australia, Belgium, Canada, Germany, Gibraltar, Luxembourg, the Netherlands, Singapore, Sweden, Switzerland, the United Kingdom and the United States.

Effective January 1, 2013, Sweden reduced its corporate tax rate from 26.3% to 22.0%, and Luxembourg increased its corporate tax rate from 28.8% to 29.22%.  This resulted in a reduction in Sirius Group’s net deferred tax liabilities in Sweden and an increase in Sirius Group’s net deferred tax assets in Luxembourg at December 31, 2012.  As a result Sirius Group recognized $72.6 million in tax benefits from these changes. In 2012, the Swedish tax legislation that reduced the tax rate also included a provision to limit the deductibility of interest paid on certain intra-group debt instruments.  Uncertainty exists with respect to the interpretation of the legislation.  Adverse interpretation of the legislation by Swedish Tax Authorities could cause Sirius Group to write down some or all of the $51 million in deferred tax assets related to intra-group debt instruments in the Sirius Group internal capital structure, which would have an adverse effect on Sirius Group’s results of operations and financial condition.

The total income tax (expense) benefit for the years ended December 31, 2013, 2012 and 2011 consisted of the following:

	Year Ended December 31,
Millions	2013	2012	2011
Current tax (expense) benefit:
U.S. Federal	$1.3	$(1.6)	$8.2
State	(0.4)	(1.3)	(0.5)
Non-U.S.	(15.2)	(3.2)	(1.0)
Total current tax (expense) benefit	(14.3)	(6.1)	6.7

Deferred tax (expense) benefit:
U.S. Federal	(17.0)	(9.5)	(13.0)
State	—	—	—
Non-U.S.	(15.3)	150.6	36.1
Total deferred tax (expense) benefit	(32.3)	141.1	23.1
Total income tax (expense) benefit	$(46.6)	$135.0	$29.8

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Effective Rate Reconciliation

In 2012 and prior, the Sirius Group used the U.S. statutory income tax rate of 35.0% for purposes of completing its effective rate reconciliation.  However, the Sweden operations have increased and generally represent the largest component within the Sirius Group.  As a result, the Sirius Group adjusted its effective rate reconciliation for 2013 and prior years to use the Sweden statutory income tax rate of 22.0% in 2013 and 26.3% in 2012 and 2011.

A reconciliation of taxes calculated to the income tax (expense) benefit on pre-tax income follows:

	Year Ended December 31,
Millions	2013	2012	2011
Tax (expense) at the statutory rate	$(43.2)	$(49.6)	$(22.5)
Differences in taxes resulting from:
Non-Sweden Earnings	(22.1)	(13.1)	(3.9)
Change in valuation allowance	16.5	115.8	52.1
Foreign tax credits	10.0	7.5	3.9
Tax reserve adjustments	(9.0)	(0.1)	0.6
Swedish Participation Exemption	—	4.0	—
Withholding taxes	(0.7)	(0.6)	(0.6)
Tax rate change enacted in U.K.	(0.5)	(0.2)	—
Tax rate change enacted in Sweden	—	65.4	—
Tax rate change enacted in Luxembourg	—	7.2	1.2
Other, net	2.4	(1.3)	(1.0)
Total income tax (expense) benefit on pre-tax earnings	$(46.6)	$135.0	$29.8

The non-Sweden component of pre-tax income was $103.5 million, $93.8 million and $84.1 million for the years ended December 31, 2013, 2012 and 2011.

Tax Payments and Receipts

Net income tax payments to national, state and local governments totaled $10.8 million, $17.8 million and $16.3 million for the years ended December 31, 2013, 2012 and 2011.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Deferred Tax Inventory

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for tax purposes. An outline of the significant components of Sirius Group’s deferred tax assets and liabilities follows:

	Year Ended December 31,
Millions	2013	2012
Deferred income tax assets related to:
Non-U.S. net operating loss carryforwards	$501.2	$511.2
U.S. federal net operating loss and capital carryforwards	83.6	96.0
Loss reserve discount	33.7	41.8
Tax credit carryforwards	12.0	10.7
Incentive compensation and benefit accruals	6.7	6.0
Unearned Premiums	5.7	4.7
Allowance for doubtful accounts	1.3	0.9
Deferred interest	0.3	0.5
Other items	5.4	2.9
Total gross deferred income tax assets	649.9	674.7
Valuation allowance	(180.5)	(195.5)
Total adjusted deferred tax asset	469.4	479.2
Deferred income tax liabilities related to:
Safety reserve (See Note 11)	357.2	326.7
Net unrealized investment gains	22.2	20.5
Deferred acquisition costs	8.0	6.5
Purchase accounting	7.2	6.6
Investment basis differences	4.5	22.3
Foreign currency translations on investments and other assets	2.2	3.0
Other items	2.9	3.1
Total deferred income tax liabilities	404.2	388.7
Net deferred tax asset	$65.2	$90.5

Sirius Group’s deferred tax assets are net of U.S. federal and non-U.S. valuation allowances and, to the extent they relate to non-U.S. jurisdictions, they are shown at year-end exchange rates.

Of the $65.2 million net deferred tax asset at December 31, 2013, $102.5 million relates to net deferred tax assets in the U.S. subsidiaries, $315.6 million relates to net deferred tax assets in Luxembourg subsidiaries, $3.3 million relates to net deferred tax assets in United Kingdom and $356.2 million relates to net deferred tax liabilities in Sweden subsidiaries. Of the $90.5 million net deferred tax asset at December 31, 2012, $112.3 relates to net deferred tax assets in the U.S. subsidiaries, $317.4 million relates to net deferred tax assets in Luxembourg subsidiaries, $2.2 million relates to net deferred tax assets in United Kingdom and $341.4 million relates to the net deferred tax liabilities in Sweden subsidiaries.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Valuation Allowance

Sirius Group records a valuation allowance against deferred tax assets if it becomes more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in income tax expense in the period of change. In determining whether or not a valuation allowance, or change therein, is warranted, Sirius Group considers factors such as prior earnings history, expected future earnings, carryback and carryforward periods and strategies that if executed would result in the realization of a deferred tax asset.  It is possible that certain planning strategies or projected earnings in certain subsidiaries may not be sufficient to utilize the entire deferred tax asset, which could result in material changes to Sirius Group’s deferred tax assets and tax expense.

Of the $180.5 million valuation allowance at December 31, 2013, $176.4 million relates to deferred tax assets on net operating losses in Luxembourg subsidiaries (discussed below under “Net Operating Loss and Capital Loss Carryforwards”), $3.9 million relates to other U.S. federal deferred tax benefits, and $0.2 million relates to net operating losses in Netherlands subsidiaries.  Of the $195.5 million valuation allowance at December 31, 2012, $191.4 million relates to deferred tax assets on net operating losses in Luxembourg subsidiaries, $3.9 million relates to other U.S. federal deferred tax benefits, and $0.2 million relates to net operating losses in Netherlands subsidiaries.

Luxembourg

During the fourth quarters of 2013 and 2012, Sirius Group recorded net tax benefits of $16.5 million and $115.8 million from the net release of valuation allowances against deferred tax assets in Luxembourg subsidiaries. These companies had built up substantial deferred tax assets due to net operating loss carryforwards. The loss carryforwards primarily relate to tax deductible write downs in 2007 and 2008 of investments in U.S. subsidiaries. There were partial valuation allowances on these deferred tax assets in periods prior to the fourth quarter of 2012 and 2011 because the companies did not expect sufficient future taxable income to utilize them.

During the fourth quarter of 2012, Sirius Group undertook a series of reorganizations to optimize operational and capital efficiency. As part of the reorganizations, investments and outstanding internal debt instruments were contributed to Luxembourg subsidiaries with net operating loss carryforwards. S.I. Holdings was acquired from OneBeacon on January 24, 2012. An investment portfolio was contributed to S.I. Holdings in January 2013, pursuant to a plan in place on December 31, 2012, that will generate income utilizing the deferred tax asset over an extended period of time. As the plan was in place at December 31, 2012 and Sirius Group had the intent and ability to contribute the investment portfolio, Sirius Group accounted for the tax effects as if it had occurred in 2012.  The deferred tax assets for the remaining net operating loss carryforwards at the companies are offset by a valuation allowance as no additional taxable income is expected at December 31, 2013.

United States

During the fourth quarter of 2012, Sirius Group recorded tax expense of $3.9 million to establish a valuation allowance against deferred tax assets related to foreign tax credit carryforwards at Sirius Re Holdings, Inc. and its subsidiaries (“SReHI”) that expire in 2016 and 2017. SReHI is no longer expected to generate sufficient taxable income to utilize these credits. SReHI has an additional $5.2 million of foreign tax credits that expire in 2018-2022 that are expected to be utilized.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Net Operating Loss and Capital Loss Carryforwards

Net operating loss carryforwards and capital loss carryforwards as of December 31, 2013, the expiration dates and the deferred tax assets thereon are as follows:

	December 31, 2013
Millions	United States	Luxembourg	Sweden	UK	Netherlands	Total
2017-2021	$1.2	$—	$—	$—	$0.7	$1.9
2022-2031	239.4	—	—	—	0.1	239.5
No expiration date	—	1,684.1	62.3	15.6	—	1,762.0
Total	240.6	1,684.1	62.3	15.6	0.8	2,003.4

Gross Deferred Tax Asset	83.6	492.0	5.8	3.2	0.2	584.8
Valuation Allowance	—	(176.4)	—	—	(0.2)	(176.6)
Net Deferred Tax Asset	$83.6	$315.6	$5.8	$3.2	$—	$408.2

Sirius Group expects to utilize net operating loss carryforwards in Luxembourg of $1,284.1 billion but does not expect to utilize the remainder as they belong to companies that are not expected to have sufficient income in the future.  These losses primarily relate to tax deductible write-downs in 2007 and 2008 of investments in U.S. subsidiaries held by Luxembourg subsidiaries.  Included in the U.S. net operating loss carryforwards are losses of $17.7 million subject to an annual limitation on utilization under Internal Revenue Code Section 382.  At December 31, 2013, there are foreign tax credit carryforwards available of $11.2 million, which begin to expire in 2016. As discussed above, a deferred tax valuation allowance of $3.9 million is established against these credits.  Also, at December 31, 2013, there are alternative minimum tax credit carryforwards of $0.8 million which do not expire.

Uncertain Tax Positions

Recognition of the benefit of a given tax position is based upon whether a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more likely than not recognition threshold, Sirius Group must presume that the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Millions	Permanent Differences(1)	Temporary Differences(2)	Interest and Penalties(3)	Total
Balance at January 1, 2011	$1.7	$16.6	$0.1	$18.4
Changes in prior year tax positions	—	—	—	—
Tax positions taken during the current year	—	0.8	—	0.8
Lapse in statute of limitations	—	(5.7)	—	(5.7)
Settlements with tax authorities	(0.6)	—	(0.1)	(0.7)
Balance at December 31, 2011	1.1	11.7	—	12.8
Changes in prior year tax positions	0.5	(6.4)	0.2	(5.7)
Tax positions taken during the current year	—	—	—	—
Lapse in statute of limitations	—	—	—	—
Settlements with tax authorities	(0.4)	—	(0.2)	(0.6)
Balance at December 31, 2012	1.2	5.3	—	6.5
Changes in prior year tax positions	0.7	(0.1)	0.6	1.2
Tax positions taken during the current year	7.9	0.7	—	8.6
Lapse in statute of limitations	—	—	—	—
Settlements with tax authorities	—	—	—	—
Balance at December 31, 2013	$9.8	$5.9	$0.6	$16.3

(1)	Represents the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate.
(2)	Represents the amount of unrecognized tax benefits that, if recognized would create a temporary difference between the reported amount of an item in the Company’s Balance Sheet and its tax basis.
(3)	Net of tax benefit.

If Sirius Group determines in the future that its reserves for unrecognized tax benefits on permanent differences and interest and penalties are not needed, the reversal of $10.4 million of such reserves at December 31, 2013 would be recorded as an income tax benefit and would impact the effective tax rate. If Sirius Group determines in the future that its reserves for unrecognized tax benefits on temporary differences are not needed, the reversal of $5.9 million of such reserves at December 31, 2013 would not impact the effective tax rate due to deferred tax accounting but would accelerate the payment of cash to the taxing authority. The vast majority of Sirius Group’s reserves for unrecognized tax benefits on temporary differences relate to deductions for loss reserves where the timing of the deductions is uncertain. The company does not believe that there will be any significant change to the amount of gross unrecognized tax benefits in the next twelve months.

Sirius Group classifies all interest and penalties on unrecognized tax benefits as part of income tax expense. During the years ended December 31, 2013, 2012 and 2011 Sirius Group recognized $0.6 million, $0.0 million, and $(0.1) million in interest expense (benefit), respectively, net of any tax benefit. The balance of accrued interest at December 31, 2012 and 2011 is $0.6 million, net of any tax benefit.

Tax Examinations

With few exceptions, Sirius Group is no longer subject to U.S. federal, state or non-U.S. income tax examinations by tax authorities for years before 2008.

The IRS conducted an examination of income tax returns for 2006 through 2009 for certain U.S. subsidiaries of Sirius Group.  On October 26, 2011, Sirius Group received and signed the IRS Revenue Agent’s Report, which contained no proposed adjustments.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

NOTE 8.  Derivatives

Forward Contracts

Sirius Group is exposed to foreign currency risk related to Sirius International as its functional currency is the Swedish krona (SEK). In addition, Sirius International holds net assets denominated in euros (EUR), British pound sterling (GBP), and U.S. Dollars (USD). Beginning in September 2012, Sirius Group entered into forward contracts through a twelve month trial program with a third-party currency specialist manager to determine whether purchasing external forward currency contracts would improve the management of foreign currency exposure at Sirius International. Sirius Group monitors its exposure to foreign currency and adjusts its forward positions within the risk guidelines and ranges established by senior management for each currency, as necessary. While Sirius Group actively manages its forward positions, mismatches between movements in foreign currency rates and its forward contracts may result in currency positions being outside the pre-defined ranges and/or foreign currency losses. At December 31, 2013 and 2012, Sirius Group held approximately $20.4 million (SEK 131.3 million) and $31.2 million (SEK 202.8 million) of total gross notional value of foreign currency forward contracts respectively.

All of Sirius Group’s forward contracts are traded over-the-counter (“OTC”). The fair value of the contracts has been estimated using OTC quotes for similar instruments and accordingly, the measurements have been classified as Level 2 measurements at December 31, 2013.

The following tables summarize the changes in Sirius Group’s forward contracts for the years ended December 31, 2013 and 2012:

Millions	December 31, 2013	December 31, 2012
Beginning of Period	$(0.1)	$—
Purchases	—	—
Realized and unrealized (losses)	(0.1)	(0.3)
Sales/settlements	0.1	0.2
End of Period	$(0.1)	$(0.1)

The following summarizes realized and unrealized derivative (losses) gains recognized in net realized and unrealized investment gains and the carrying values, included in other long-term investments, at December 31, 2013 and 2012 by type of currency:

	December 31, 2013		December 31, 2012
Millions	Gains (Losses)	Carrying Value	Gains (Losses)	Carrying Value
USD	$(0.2)	$—	$(0.2)	$—
SEK	—	—	—	—
EUR	0.1	(0.1)	(0.1)	(0.1)
GBP	—	—	—	—
Total	$(0.1)	$(0.1)	$(0.3)	$(0.1)

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

All of Sirius Group’s forward contracts are subject to master netting agreements.  The following summarizes amounts offset under master netting agreements:

	December 31, 2013			December 31, 2012
Millions	Gross asset amounts before offsets(1)	Gross liability amounts offset under master netting arrangements	Net amounts recognized in investments	Gross asset amounts before offsets(1)	Gross liability amounts offset under master netting arrangements	Net amounts recognized in investments
USD	$—	$—	$—	$—	$—	$—
SEK	—	—	—	—	—	—
EUR	—	(0.1)	(0.1)	—	(0.1)	(0.1)
GBP	—	—	—	—	—	—
Total	$—	$(0.1)	$(0.1)	$—	$(0.1)	$(0.1)

Sirius Group does not hold or provide any collateral for the forward contracts. The following table summarizes the notional amounts and the uncollateralized balances associated with forward currency contracts by counterparty:

	December 31, 2013			December 31, 2012
Millions	Notional amount	Uncollateralized Balance	Standard & Poor’s Rating (1)	Notional amount	Uncollateralized Balance
Deutsche Bank	$7.7	$—	A	$11.1	$—
Barclays Bank Plc	5.8	—	A	7.7	(0.1)
HSBC	3.3	(0.1)	AA-	10.1	—
Goldman Sachs	2.1	—	A-	0.4	—
JP Morgan	1.3	—	A+	1.9	—
Royal Bank of Canada	0.2	—	AA-	—	—
Total	$20.4	$(0.1)		$31.2	$(0.1)

(1) Standard & Poor’s (“S&P”) ratings as detailed above are: “AA-” (Very Strong, which is the sixth highest of twenty-one creditworthiness ratings), “A+” (Strong, which is the seventh highest of twenty-one creditworthiness ratings) and “A” (Strong, which is the eighth highest of twenty-one creditworthiness ratings).

Interest Rate Cap

In May 2007, the Company issued the SIG Preference Shares, with an initial fixed annual dividend rate of 7.506%.  In June 2017, the fixed rate will move to a floating rate equal to the greater of (i) 7.506% or (ii) 3-month LIBOR plus 320 bps.  In July 2013, the Company executed an interest rate cap for the period from June 2017 to June 2022 to protect against a significant increase in interest rates during that 5-year period (the “Interest Rate Cap”).  The Interest Rate Cap economically fixes the annual dividend rate on the SIG Preference Shares from June 2017 to June 2022 at 8.30%.  The cost of the Interest Rate Cap was an upfront premium of 395 bps of the $250.0 million notional value, or approximately $9.9 million for the full notional amount.

The Interest Rate Cap does not qualify for hedge accounting.  It is recorded in other assets at fair value.  Changes in fair value are recognized as unrealized gains or losses and are presented within other revenue.  Collateral held is recorded within short-term investments with an equal amount recognized as a liability to return collateral.  The fair value of the interest rate cap has been estimated using a single broker quote and accordingly, has been classified as a Level 3 measurement at December 31, 2013.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

The following table summarizes the change in the fair value of the Interest Rate Cap for the year ended December 31, 2013:

Millions	December 31, 2013
Beginning of Period	$—
Purchases	9.9
Realized and unrealized gains	1.2
Sales/settlements	—
End of Period	$11.1

Sirius Group does not provide any collateral to the interest rate counterparties.  Under the terms of the Interest Rate Cap, Sirius Group holds collateral in respect of future amounts due.  Sirius Groups’ liability to return that collateral is based on the amounts provided by the counterparties and investment earnings thereon.  The following table summarizes the Interest Rate Cap collateral balances held by Sirius Group and ratings by counterparty:

	December 31, 2013
Millions	Notional amount	Instrument Carrying Value	Collateral Balances Held	S& P Rating (1)
Barclays Bank Plc	$175.0	$7.8	$7.5	A
Nordea Bank Findland Plc	75.0	3.3	3.3	AA-
Total	$250.0	$11.1	$10.8

(1) Standard & Poor’s (“S&P”) ratings as detailed above are: “AA-” (Very Strong, which is the sixth highest of twenty-one creditworthiness ratings), “A+” (Strong, which is the seventh highest of twenty-one creditworthiness ratings) and “A” (Strong, which is the eighth highest of twenty-one creditworthiness ratings).

Weather Derivatives

For the year ended December 31, 2013, Sirius Group recognized $0.6 million of net gains on its weather and weather contingent derivatives portfolio.  The fair values of the assumed contracts are subject to change in the near-term and reflect management’s best estimate based on various factors including, but not limited to, observed and forecasted weather conditions, changes in interest or foreign currency exchange rates and other market factors.  Estimating the fair value of derivative instruments that do not have quoted market prices requires management’s judgment in determining amounts that could reasonably be expected to be received from or paid to a third party to settle the contracts.  Such amounts could be materially different from the amounts that might be realized in an actual transaction to settle the contract with a third party.  Because of the significance of the unobservable inputs used to estimate the fair value of Sirius Group’s weather risk contracts, the fair value measurements of the contracts are deemed to be Level 3 measurements in the fair value hierarchy.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

NOTE 9. Employee Benefit Plans and Long-Term Incentive Compensation Plans

Employee Benefit Plans

Sirius Group operates several retirement plans in accordance with the local regulations and practices. These plans cover substantially all Sirius Group employees and provide benefits to employees in event of death, disability or retirement.

Non-U.S.:

Employees of Sirius International can participate in retirement plans through their branch office. The plans vary due to different government regulations as well as different standards and practices in each country. In Sweden and Belgium, where defined benefit pension plans are government mandated, Sirius International’s employees participate in collective agreements funded by Sirius International. These collective agreements are managed by third party trustees who calculate the pension obligation, invoice Sirius International for additional funding, and invest the funds. Employees in Germany are covered by defined benefit pension plans sponsored by Sirius International called Sirius Rückversicherungs Service GmbH Pension Plan. Employees in the United Kingdom are eligible to participate in a defined contribution plan, where Sirius International contributes 12% of the employee’s salary. Contributed funds are invested into an annuity of the employee’s choosing. Employees in Switzerland are eligible to participate in the industry-sponsored Swisscanto pension plan (“Swisscanto plan”). The Swisscanto plan is a combination of a defined contribution and a defined benefit plan. For the Swisscanto plan, Sirius International incurs 60% of the total premium charges and the employees incur the remaining 40%. As of December 31, 2013 and 2012, the projected benefit obligation of Sirius International’s various benefit plans was $13.1 million and $12.4 million, and the funded status was $1.0 million and $1.7 million.  Sirius International recognized expenses related to these various plans of $9.4 million, $7.1 million, and $10.1 million in 2013, 2012, and 2011.

Sirius International sponsors defined contribution plans for Bermuda Branch employees which cover substantially all of those employees. Under these plans, Sirius International is required to contribute 10% of each participant’s salary into an individual account maintained by an independent pension administrator.   Employees become vested in the Sirius International contributions after two years of service. Sirius International recognized expenses on Bermuda Branch employees of $0.4 million, $0.4 million, and $0.5 million in 2013, 2012, and 2011.

U.S.:

Sirius International Holding Company, Inc. (“SIHC”) sponsors a defined contribution plan (the “401(k) Plan”) which offers participants the ability to invest their balances in several different investment options, including the common shares of White Mountains. As of December 31, 2013 and 2012, the 401(k) Plan owned less than 1% of White Mountains common shares.

The 401(k) Plan provided qualifying employees with matching contributions of 100% up to the first 2% and 50% of the next 4% of salary (subject to U.S. federal limits on allowable contributions in a given year). Total expense for matching contributions to the plan was $0.6 million, $0.6 million and $0.7 million in 2013, 2012 and 2011.  Additionally, all participants in the 401(k) Plan can earn a variable contribution of up to 7% of their salary, subject to the applicable IRS annual covered compensation limits ($255,000 for 2013) and contingent upon Sirius Group’s performance.  Total expense for variable contributions to the 401(k) Plan was $0.7 million, $0.4 million and $0.3 million in 2013, 2012 and 2011.

Certain members of senior management participate in the SIHC Deferred Compensation Plan. At the direction of the participants, the trust proceeds are invested in various investment options. At December 31, 2013 and 2012, there was $6.7 million and $5.9 million in a Rabbi Trust for the benefit of the participants in this plan. The Rabbi Trust assets are invested in various investment options at the direction of the participants. The deferred compensation liability is recorded at fair value under ASC 825, Financial Instruments (“ASC 825”) within other liabilities and the corresponding investments held in the Rabbi Trust are recorded at fair value under ASC 825 within other assets on the consolidated balance sheets.  In the event of insolvency, the assets of the Rabbi Trust may be liquidated to satisfy the obligations of SIHC.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Long-Term Incentive Compensation Plans

Sirius Group maintains certain incentive compensation plans that provide for granting of phantom performance shares and performance units to certain key employees of Sirius Group and its subsidiaries. Performance shares are granted from the White Mountains Long-Term Incentive Plan. Awards are earned subject to the attainment of pre-specified performance goals at the end of a three-year period or as otherwise determined. Results that significantly exceed pre-specified targets result in a performance share or unit payout of up to 200% of value whereas results significantly below target result in no payout. Performance shares and units earned are typically paid in cash or by deferral into certain non-qualified compensation plans of Sirius Group. For the years ended December 31, 2013, 2012, and 2011, Sirius Group expensed $17.6 million, $6.9 million, and $11.0 million, respectively. Accrued incentive compensation for open performance cycles for these plans was $20.4 million and $17.3 million at December 31, 2013 and 2012.

NOTE 10. Common Shareholder’s Equity

Common Shareholder

Sirius Group is an indirect wholly-owned subsidiary of Sirius International Insurance Group, Ltd. (“Sirius Ltd.”), an exempted Bermuda limited liability company.  Sirius Ltd., is a wholly-owned subsidiary of Lone Tree Holdings Ltd., which in turn is a wholly-owned subsidiary of White Mountains.

Paid-in Capital

On January 24, 2012, Sirius Group acquired S.I. Holdings from OneBeacon for a purchase price of $13.4 million which was reflected as a reduction in paid in capital.

On March 28, 2012, White Mountains contributed an additional 7,100,000  common shares of OneBeacon with a carrying value of $84.7 million to Sirius Group, resulting in an $85.5 million increase in paid-in capital and a reduction of $0.8 million in accumulated other comprehensive income.  Also, on March 27, 2012, Star Re sold 100,000 common shares of OneBeacon with a carrying value of $1.2 million to White Mountains for $1.5 million, with $0.3 million reflected as an increase in paid-in capital.

During 2011, Sirius Group declared and paid $594.0 million of capital distributions to its Sirius Ltd., which included $300.0 million received in connection with the 2011 rebranding and reorganization of White Mountains’ reinsurance business.

Dividends

During 2013, the Company paid common dividends of $267.5 million in cash and investments, to Sirius Ltd., which included $75.0 million that was declared in 2012.  Sirius Ltd., in turn paid dividends of $250.0 million to White Mountains, which included $75.0 million declared in 2012.  In 2012 and 2011, the Company paid $54.0 million and $182.0 million in cash and investments, and other assets, respectively, to Sirius Ltd.

NOTE 11. Statutory Capital and Surplus

Sirius Group’s insurance and reinsurance operations are subject to regulation and supervision in each of the jurisdictions where they are domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings.  In general, such regulation is for the protection of policyholders rather than shareholders.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Non-U.S.:

Sirius International is subject to regulation and supervision in Sweden by the Financial Supervisory Authority (“FSA”).  Sirius International’s total regulatory capital at December 31, 2013 was $2.5 billion.  In accordance with FSA regulations, Sirius International holds restricted equity of $1.7 billion as a component of Swedish regulatory capital.  This restricted equity cannot be paid as dividends.  The minimum regulatory capital held by Sirius International necessary to satisfy the requirements established by the FSA was $132.4 million at December 31, 2013.

White Shoals Re and Star Re are subject to regulation and supervision by the Bermuda Monetary Authority (“BMA”). As of December 31, 2013, White Shoals Re had statutory capital and surplus of $14.6 million. The minimum regulatory capital held by White Shoals Re necessary to satisfy the requirements established by the BMA was $6.2 million at December 31, 2013. As of December 31, 2013, Star Re had statutory capital and surplus of $14.6 million. The minimum regulatory capital held by Star Re necessary to satisfy the requirements established by the BMA was $6.2 million at December 31, 2013.

The financial services industry in the United Kingdom is dual-regulated by the Financial Conduct Authority and the Prudential Regulation Authority (collectively, the “U.K. Regulators”).  The U.K. Regulators regulates insurers, insurance intermediaries and Lloyd’s.  The U.K. Regulators and Lloyd’s have common objectives in ensuring that the Lloyd’s market is appropriately regulated.  Lloyd’s is required to implement certain rules prescribed by the U.K. Regulators by the powers it has under the Lloyd’s Act of 1982 (“Lloyd’s Act”) relating to the operation of the Lloyd’s market.  In addition, each year the U.K. Regulators requires Lloyd’s to satisfy an annual solvency test that measures whether Lloyd’s has sufficient assets in the aggregate to meet all the outstanding liabilities of its members.

Lloyd’s permits its corporate and individual members (“Members”) to underwrite insurance risks through Lloyd’s syndicates. Members of Lloyd’s may participate in a syndicate for one or more underwriting years by providing capital to support the syndicate’s underwriting. All syndicates are managed by Lloyd’s approved managing agents. Managing agents receive fees and profit commissions in respect of the underwriting and administrative services they provide to the syndicates. Lloyd’s prescribes, in respect of its managing agents and Members, certain minimum standards relating to their management and control, solvency and various other requirements.

Sirius Group participates in the Lloyd’s market through the 100% ownership of White Mountains Re Sirius Capital Ltd., a Lloyd’s corporate Member, which in turn provides underwriting capacity to Syndicate 1945. Syndicate 1945 commenced underwriting on July 1, 2011 and Asta Capital Ltd. is its managing agent. Syndicate 1945 has Lloyd’s approved net capacity for 2014 of $150 million and the license has been further expanded to include both the bloodstock (which principally covers the value of an animal if it dies as a result of accident, disease or illness) and terrorism lines.  Sirius Group expects that the Syndicate 1945 will have its own Managing Agency in 2014 with a planned commencement date of July 1, 2014, subject to Lloyd’s and U.K. regulatory approval.

U.S.:

Sirius America and the insurance subsidiaries of White Mountains Solutions are subject to regulation and supervision by the National Association of Insurance Commissioners (“NAIC”) and the department of insurance in the state of domicile.  The NAIC uses risk-based-capital standards for U.S. property and casualty insurers as a means of monitoring certain aspects affecting the overall financial condition of insurance companies.

Sirius America’s policyholders’ surplus, as reported to regulatory authorities as of December 31, 2013 and 2012, was $548.4 million and $528.3 million. Sirius America’s statutory net income for the years ended December 31, 2013, 2012, and 2011 was $55.9 million, $26.2 million and $101.4 million. The principal differences between Sirius America’s statutory amounts and the amounts reported in accordance with GAAP include deferred acquisition costs, deferred taxes, gains recognized under retroactive reinsurance contracts and market value adjustments for debt securities. The minimum policyholders’ surplus necessary to satisfy Sirius America’s regulatory requirements was $113.9 million at December 31, 2013, which equals the authorized control level of the NAIC risk-based capital based on Sirius America’s policyholders’ surplus.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Central National’s policyholders’ surplus, as reported to regulatory authorities as of December 31, 2013 and 2012, was $9.3 million and $11.2 million. Central National’s statutory net (loss) income for the years ended December 31, 2013, 2012 and 2011 was $(0.5) million, and $1.7 million. The minimum policyholders’ surplus necessary to satisfy Central National’s regulatory requirements was $1.5 million at December 31, 2013, which equals the authorized control level of the NAIC risk-based capital based on Central National’s policyholders’ surplus.

Woodridge’s policyholders’ surplus, as reported to regulatory authorities as of December 31, 2013 was $8.4 million. Woodridge’s statutory net (loss) income for the years ended December 31, 2013 and 2012 was $(0.1) million and $0.1 million. The minimum policyholders’ surplus necessary to satisfy Woodridge’s regulatory requirements was $0.0 million at December 31, 2013, which equals the authorized control level of the NAIC risk-based capital based on Woodridge’s policyholders’ surplus.

Oakwood’s policyholders’ surplus, as reported to regulatory authorities as of December 31, 2013 was $20.7 million. Oakwood’s statutory net (loss) income for the years ended December 31, 2013 and 2012 was $(0.9) million and $3.9 million.  The minimum policyholders’ surplus necessary to satisfy Oakwood’s regulatory requirements was $2.2 million at December 31, 2013, which equals the authorized control level of the NAIC risk-based capital based on Oakwood’s Property’s policyholders’ surplus.

Citation’s policyholders’ surplus, as reported to regulatory authorities as of December 31, 2013 was $11.9 million. Citation’s statutory net loss for the years ended December 31, 2013 and 2012 was $0.3 million and $4.2 million.  The minimum policyholders’ surplus necessary to satisfy Citation’s regulatory requirements was $0.1 million at December 31, 2013, which equals the authorized control level of the NAIC risk-based capital based on Citation’s policyholders’ surplus.

Ashmere’s policyholders’ surplus, as reported to regulatory authorities as of December 31, 2013 was $12.7 million.  Ashmere’s statutory net loss for the year ended December 31, 2013 was $0.4 million. The minimum policyholders’ surplus necessary to satisfy Ashmere’s regulatory requirements was $4.6 million at December 31, 2013, which equals the authorized control level of the NAIC risk-based capital based on Ashmere’s policyholders’ surplus.

Empire’s policyholders’ surplus, as reported to regulatory authorities as of December 31, 2013 was $10.7 million.  Empire’s statutory net loss for the year ended December 31, 2013 was $10.4 million. The minimum policyholders’ surplus necessary to satisfy Empire’s regulatory requirements was $1.4 million at December 31, 2013, which equals the authorized control level of the NAIC risk-based capital based on Empire’s policyholders’ surplus.

Dividend Capacity

There are no restrictions under Bermuda law or the law of any other jurisdiction on the payment of dividends from retained earnings by Sirius Group.  However, under the insurance laws of the states and jurisdictions under which Sirius Group’s insurance and reinsurance operating subsidiaries are domiciled, an insurer is restricted with respect to the timing and the amount of dividends it may pay without prior approval by regulatory authorities.  At December 31, 2013, Sirius Group insurance and reinsurance subsidiaries had approximately $2,054.0 million of GAAP shareholders’ equity, $589.2 million of which can be distributed to Sirius Group without prior regulatory approval.  As a result, at December 31, 2013 $1,464.8 million of Sirius Group’s shareholders’ equity held in its insurance and reinsurance subsidiaries was not available for the payment of dividends without prior regulatory approval, and all of Sirius Group’s retained earnings is unrestricted with respect to the payment of dividends to Sirius Group’s common shareholder.  When determining whether to make distributions from its insurance and reinsurance operating subsidiaries, Sirius Group also considers factors such as internal capital targets and rating agency capital requirements.  Accordingly, there can be no assurance regarding the amount of such dividends that may be paid by such subsidiaries in the future.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Following is a description of the dividend capacity of Sirius Group’s primary insurance and reinsurance operating subsidiaries:

Subject to certain limitations under Swedish law, Sirius International is permitted to transfer a portion of its pre-tax income to its Swedish parent companies to minimize taxes (referred to as a group contribution). In 2013, Sirius International transferred $102.0 million of its 2012 pre-tax income to its Swedish parent companies as a group contribution.

Sirius International has the ability to pay dividends subject to the availability of unrestricted statutory surplus. Historically, Sirius International has allocated the majority of its pre-tax income, after group contributions to its Swedish parent companies, to the Safety Reserve (see “Safety Reserve”). At December 31, 2013, Sirius International had $587.0 million (based on the December 31, 2013 SEK to USD exchange rate) of unrestricted statutory surplus, which is available for distribution in 2014. The amount of dividends available to be paid by Sirius International in any given year is also subject to cash flow and earnings generated by Sirius International’s business, as well as to dividends received from its subsidiaries, including Sirius America. During 2013, Sirius International distributed $326.4 million of dividends to its immediate parent, $75.0 million of which had been declared and accrued in December, 2012.

Sirius America has the ability to pay dividends during any twelve-month period without the prior approval of regulatory authorities in an amount set by formula based on the lesser of net investment income, as defined by statute, or 10% of statutory surplus, in both cases as most recently reported to regulatory authorities, subject to the availability of earned surplus and subject to dividends paid in prior periods. Based upon 2013 statutory net investment income and dividends paid in 2013, Sirius America has no ability to pay any dividends during 2014 without prior approval of regulatory authorities. At December 31, 2013, Sirius America had $548.4 million of statutory surplus and $33.0 million of earned surplus. In 2013, Sirius America paid $75.0 million of dividends to its immediate parent.

During 2013, Sirius Group distributed $267.5 million to its immediate parent, $75.0 million of which had been declared and accrued in December 2012.

At December 31, 2013, Sirius Group and its intermediate holding companies held $67.0 million of net unrestricted cash, short-term investments and fixed maturity investments and $20.3 million of other long-term investments outside of its regulated and unregulated insurance and reinsurance operating subsidiaries.

Capital Maintenance

There is a capital maintenance agreement between Sirius International and Sirius America which obligates Sirius International to make contributions to Sirius America’s surplus in order for Sirius America to maintain surplus equal to at least 125% of the company action level risk based capital as defined in the NAIC Property/Casualty Risk-Based Capital Report. The agreement provides for a maximum contribution to Sirius America of $200.0 million. Sirius International also provides Sirius America with accident year stop loss reinsurance, which protects Sirius America’s accident year loss and allocated loss adjustment expense ratio in excess of 70%, with a limit of $90.0 million. This stop loss contract was in effect for all of 2013 and has been renewed for all of 2014 with the same terms.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Safety Reserve

Subject to certain limitations under Swedish law, Sirius International is permitted to transfer pre-tax amounts into an untaxed reserve referred to as a safety reserve. At December 31, 2013, Sirius International’s safety reserve amounted to SEK 10.4 billion or $1.6 billion at the December 31, 2013 exchange rate of 6.43 USD to SEK. Under GAAP, an amount equal to the safety reserve, net of a related deferred tax liability established at the Swedish tax rate of 22%, is classified as shareholder’s equity. Generally, this deferred tax liability is only required to be paid by Sirius International if it fails to maintain prescribed levels of premium writings and loss reserves in future years. As a result of the indefinite deferral of these taxes, Swedish regulatory authorities apply no taxes to the safety reserve when calculating solvency capital under Swedish insurance regulations. Accordingly, under local statutory requirements, an amount equal to the deferred tax liability on Sirius International’s safety reserve ($357.2 million at December 31, 2013) is included in solvency capital. Access to the safety reserve is restricted to coverage of reinsurance losses. Access for any other purpose requires the approval of Swedish regulatory authorities. Similar to the approach taken by Swedish regulatory authorities, most major rating agencies generally include the $1.6 billion balance of the safety reserve, without any provision for deferred taxes, in Sirius International’s capital when assessing Sirius International’s financial strength.

NOTE 12. Investments in Unconsolidated Affiliates

Sirius Group’s investments in unconsolidated affiliates represent investments in other companies in which Sirius Group has a significant voting and economic interest but does not control the entity.

	December 31,
Millions	2013	2012
Symetra Common Shares	$317.7	$288.4
Unrealized (losses) gains from Symetra’s fixed maturity portfolio	(39.5)	62.8
Total investment in Symetra	278.2	351.2
Investment in OneBeacon	167.0	153.5
Total investments in unconsolidated affiliates	$445.2	$504.7

Symetra

At December 31, 2013 and 2012, Sirius Group owned 17.4 million common shares of Symetra, which represented 14.8% and 14.6% of Symetra’s common share ownership.  Sirius Group accounts for its investment in common shares of Symetra using the equity method.

At December 31, 2011, due to the prolonged low interest rate environment in which life insurance companies currently operate, Sirius Group concluded that its investment in Symetra common shares was other-than-temporarily impaired and wrote down the GAAP book value of the investment to its estimated fair value of $261.0 million, or $15 per share at December 31, 2011. Sirius Group recorded $45.9 million of after-tax equity in losses of unconsolidated affiliates and $136.6 million of after-tax equity in net unrealized losses of unconsolidated affiliates.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

Under GAAP, a decline in the fair value of an investment is considered to be other-than-temporary when the fair value of the investment is not expected to recover to its GAAP carrying value in the near term. Declines in the fair value of an investment that are considered to be other-than-temporary are recognized as a write-down to the GAAP carrying value of the investment. The GAAP fair value of an investment is the price that would be paid by a market participant to acquire it in the investment’s principal (or most advantageous) market. For investments that are publicly traded, quoted market prices generally provide the best measurement of GAAP fair value. However, a decline in the quoted market price of an investment below its GAAP carrying value is not necessarily indicative of a loss in value that is other-than-temporary, and in circumstances where the characteristics of the investment being measured are not the same as those for which quoted market prices are available, unadjusted quoted market prices do not represent GAAP fair value. Sirius Group’s investment in Symetra common shares is different than the shares that are traded on the public stock exchange, principally due to the size of its position and its representation on Symetra’s Board of Directors. In circumstances like this, GAAP requires that fair value be determined giving consideration to multiple valuation techniques. Management considered three different valuation techniques to determine the GAAP fair value of Sirius Group’s investment in Symetra common shares at December 31, 2011.

Valuation techniques based on actuarial appraisal

When determining the value of life insurance holding companies that are acquisition targets, market participants commonly utilize an approach that values the company as the sum of (A) adjusted statutory net worth of any regulated life insurance companies (i.e. statutory surplus plus asset valuation reserve) plus the GAAP net assets of any non-life businesses, less holding company debt and (B) the present value of future earnings related to business in force as of the valuation date plus the present value of future earnings related to business written after the valuation date. Part A of the calculation can be performed using observable inputs from the statutory and GAAP financial statements. Part B of the calculation requires a large number of actuarial calculations including assumptions such as discount rates, mortality, persistency and future investment results that, while based on historical data and are supportable, are nonetheless judgmental and largely unobservable. For Symetra, part A is approximately $15 per share as of December 31, 2011. Symetra management provided Sirius Group with an actuarial appraisal that demonstrates that part B would be a meaningful positive value in most reasonable scenarios. When determining the GAAP fair value of Sirius Group’s investment in Symetra common shares at December 31, 2011, management ascribed the greatest weight to part A, as it is observable and less subjective.

Valuation techniques based on multiples from recent transactions

Sirius Group uses growth in adjusted book value to assess Symetra’s financial performance. Adjusted book value excludes unrealized gains and losses from Symetra’s fixed maturity investment portfolio. Life insurance industry analysts and market participants commonly use multiples of adjusted book value per share to determine relative values of companies in the life insurance industry. Applying this approach to Symetra at December 31, 2011, utilizing multiples which were observed in a recently announced transaction within the life insurance industry provides an estimated fair value range from $16 to $30 per share. However, the range of fair value estimates generated by applying the adjusted book value per share multiple and market premium observed in the recently announced transaction is wide, and there have been no other significant acquisitions of life insurance companies in 2011. Therefore, management did not ascribe significant weight to valuations determined using the adjusted book value per share multiple or market price premium observed in recent acquisition activity when determining the GAAP fair value of Sirius Group’s investment in Symetra common shares at December 31, 2011.

Valuation techniques based on quoted market prices

White Mountains’ representation on Symetra’s Board of Directors gives Sirius Group’s ultimate parent the ability to exercise significant influence over Symetra’s operations and policies. Generally, market participants are willing to pay a premium to obtain the ability to exert influence over the operations and policies of an investee, which is not reflected in the quoted market price of Symetra’s common shares. There is no reliable means to calculate the value of this premium for an investment in a life insurance company. The actuarial appraisals used by market participants described above implicitly consider the ability to influence an investee’s operations and policies in the actuarial assumptions underlying projected future earnings, but the value associated with the ability to exert influence is not explicitly calculated separately from other components of value. As a result, management did not ascribe significant weight to valuations based on quoted market prices when determining the GAAP fair value of Sirius Group’s investment in Symetra common shares at December 31, 2011, as the premium associated with the ability to exert influence over the operations and policies of Symetra is unobservable and highly subjective.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

After considering these valuation techniques, management determined that the best estimate of the GAAP fair value of Sirius Group’s investment in Symetra’s common shares at December 31, 2011 was $15 per share. Given the scarcity of relevant observable inputs and the wide range of estimates developed under the approaches used, the estimated GAAP fair value of Sirius Group’s investment in Symetra’s common shares involved a significant degree of judgment, is very subjective in nature and, accordingly, is considered a Level 3 fair value measurement.

On June 20, 2013, White Mountains exercised certain warrants in a cashless transaction and received 2.65 million common shares of Symetra in exchange for the warrants.  In addition, Symetra repurchased 6.6 million of its common shares at an average price of $13.44 during the second quarter of 2013.  The net effect of Symetra’s share repurchases and the warrant exercises resulted in a basis difference between the GAAP carrying value of Sirius Group’s investment in Symetra common shares and the amount derived by multiplying the percentage of Sirius Group’s common share ownership by Symetra’s total GAAP equity.  This basis difference totaled $8.0 million, of which $9.3 million is attributable to equity in earnings of unconsolidated affiliates and $(1.3) million is attributable to equity in net unrealized gains of unconsolidated affiliates.

As a result of the various basis adjustments, Sirius Group’s carrying value of its investment in Symetra differs from the carrying value by applying its ownership share against Symetra’s GAAP equity as normally done under the equity method. The pre-tax basis differences are being amortized over a 30-year period with a weighted average 29 years remaining. The amortization is based on estimated future cash flows associated with Symetra’s underlying assets and liabilities to which the basis differences have been attributed. Sirius Group continues to record its equity in Symetra’s earnings and net unrealized gains (losses). In addition, Sirius Group recognizes the amortization of the basis differences through equity in earnings of unconsolidated affiliates and equity in net unrealized gains (losses) from investments in unconsolidated affiliates consistent with the original attribution of the basis differences between equity in earnings and equity in net unrealized gains (losses). For the year ended December 31, 2013, Sirius Group recognized after-tax amortization of $2.7 million through equity in earnings of unconsolidated affiliates and $10.7 million through equity in net unrealized gains from investments in unconsolidated affiliates. At December 31, 2013, the pre-tax unamortized basis difference was $156.6 million. Management does not believe that the investment in Symetra’s common shares is other-than-temporarily impaired at December 31, 2013.

During 2013, Sirius Group received cash dividends from Symetra of $5.9 million on its common share investment which is accounted for as a reduction of Sirius Group’s investment in Symetra in accordance with equity accounting.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

The following table summarizes amounts recorded by Sirius Group relating to its investment in Symetra:

Millions	Common shares	Warrants	Total
Carrying value of investment in Symetra as of January 1, 2011	$162.1	$37.1	$199.2
Decrease in value of warrants	—	(24.5)	(24.5)
Contribution of common shares from parent	241.2	—	241.2
Equity in earnings of Symetra(1)(8)	19.1	—	19.1
Impairment of equity in earnings of Symetra(3)	(50.0)	—	(50.0)
Equity in net unrealized gains from Symetra’s fixed maturity portfolio(7)	39.7	—	39.7
Impairment of equity in net unrealized gains from Symetra’s fixed maturity portfolio(4)	(148.6)	—	(148.6)
Dividends received	(2.5)	—	(2.5)
Exchange of warrants to parent	—	(12.6)	(12.6)
Carrying value of investment in Symetra as of December 31, 2011(2)	261.0	—	261.0
Equity in earnings of Symetra(1)(5)(8)	32.3	—	32.3
Equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio(6)(7)	62.8	—	62.8
Dividends received	(4.9)	—	(4.9)
Carrying value of investment in Symetra as of December 31, 2012(2)	351.2	—	351.2
Equity in earnings of Symetra(1)(5)(8)	35.2	—	35.2
Equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio(6)(7)	(102.3)	—	(102.3)
Dividends received	(5.9)	—	(5.9)
Carrying value of investment in Symetra as of December 31, 2013(2)(9)	$278.2	$—	$278.2

(1) Equity in earnings for the years ended December 31, 2013,  2012 and 2011 excludes tax expense of $2.9, $2.6, and $2.3.

(2) Includes Sirius Groups’ equity in net unrealized (losses) gains from Symetra’s fixed income portfolio of $(39.5), $62.8, $0.0 as of December 31, 2013, 2012 and 2011,which excludes tax benefit (expense) benefit of $3.2, $(5.1), and $0.0

(3) Impairment of equity in earnings of Symetra excludes tax benefit of $4.1.

(4) Impairment of equity in net unrealized gains from Symetra’s fixed maturity portfolio excludes tax benefit of $12.0.

(5) Equity in earning for the years ended December 31, 2013 and 2012 includes $3.0 and $3.5  increases relating to the pre-tax amortization of the Symetra common share basis difference

(6) Net unrealized  gains for the years ended December 31, 2013 and  2012 includes $11.7 and $13.1 increases relating to the pre-tax amortization of the Symetra common share basis difference

(7) Net unrealized gains (losses) from Symetra’s fixed maturiy portfolio excludes tax benefit (expense) of $8.3, $(5.1), and $(6.9) for the years ended December 31, 2013, 2012 and 2011

(8) Equity in earnings for the years ended December 31, 2013, 2012 and 2011 includes $0.2, $1.3, and $1.0 loss from the dilutive effect Symetra of Symetra’s yearly dividend and the issuance of restricted shares by Symetra

(9) The aggregate value of Sirius Groups’ investment in common shares of Symetra was $329.9 based upon the quoted market price of $18.96 per share at December 31, 2013

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

The following table summarizes financial information for Symetra as of December 31, 2013 and 2012:

	December 31,
Millions	2013	2012
Symetra balance sheet data:
Total investments	$27,901.1	$27,556.4
Separate account assets	978.4	807.7
Total assets	30,129.5	29,460.9
Policyholder liabilities	25,328.8	23,735.2
Long-term debt	449.5	449.4
Separate account liabilities	978.4	807.7
Total liabilities	27,187.6	25,830.8
Common Shareholders’ equity	2,941.9	3,630.1

The following table summarizes financial information for Symetra for the years ended December 31, 2013, 2012 and 2011:

	Year Ended December 31,
Millions	2013	2012	2011
Symetra income statement data:
Net premiums earned	$627.2	$605.0	$540.5
Net investment income	1,285.0	1,275.2	1,270.9
Total revenues (1)	2,103.9	2,101.2	1,999.3
Policy benefits	1,394.9	1,371.8	1,307.3
Total expenses (1)	1,865.3	1,831.1	1,726.1
Net income (1)	220.7	205.4	195.8
Comprehensive (loss) income	(777.6)	549.3	785.5

(1) Amounts for the year ended December 31, 2011 have been restated for the effect of Symetra’s adoption of ASU 2010-26.

OneBeacon

In 2008, Sirius Group purchased 5,524,862 common shares of OneBeacon for $100.0 million of cash from White Mountains.

On July 1, 2011, Sirius Group purchased an additional 1,902,587 common shares of OneBeacon for $25.0 million of cash from White Mountains. The difference of $1.9 million between the purchase price of $25.0 million and the carrying value of OneBeacon on White Mountains’ books was recorded by Sirius Group as a reduction of paid-in capital. On March 28, 2012, White Mountains contributed an additional 7,100,000 shares of OneBeacon with a carrying value of $84.7 million to Sirius Group.

On March 27, 2012, Star Re sold 100,000 common shares of OneBeacon with a carrying value of $1.2 million to White Mountains for $1.5 million.

Sirius Group accounts for its investment in OneBeacon using the equity method. Sirius Group’s investment in OneBeacon at December 31, 2013 and 2012 was $167.0 million and $153.4 million, respectively.  Sirius Group owned 15.1% of OneBeacon outstanding common shares at December 31, 2013.

For the years ended December 31, 2013 and 2012, Sirius Group recorded a $22.1 million and $(6.3) million of equity in earnings from its investment in OneBeacon and dividends received of $12.1 million and $10.6 million.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

The following table summarizes amounts recoded by Sirius Group relating to its investment in OneBeacon:

Millions	Total
Carrying value of investment in OneBeacon as of January 1, 2011	$71.9
Shares purchased from White Mountains	23.1
Equity in earnings of OneBeacon	3.2
Dividends received	(11.0)
Other, net	(1.3)
Carrying value of investment in OneBeacon as of December 31, 2011	85.9
Shares contributed by White Mountains	84.7
Shares sold to White Mountains	(1.2)
Equity in earnings of OneBeacon	(6.2)
Dividends received	(10.7)
Other, net	1.0
Carrying value of investment in OneBeacon as of December 31, 2012	153.5
Equity in earnings of OneBeacon	22.1
Dividends received	(12.1)
Other, net	3.5
Carrying value of investment in OneBeacon as of December 31, 2013 (1)	$167.0

(1) The aggregate value of Sirius Groups’ investment in common shares of OneBeacon was $228.2 based upon the quoted market price of $15.82 per share at December 31, 2013

The following table summarizes financial information for OneBeacon as of December 31, 2013 and 2012:

	December 31,
Millions	2013	2012
OneBeacon balance sheet data:
Total investments	$2,364.9	$2,291.5
Total assets	5,211.6	5,401.5
Policyholder liabilities	3,829.5	4,109.5
Long-term debt	274.7	274.7
Total liabilities	4,104.2	4,384.2
Total non-controlling interests	3.1	2.8
Total common shareholders’ equity	1,104.3	1,014.5

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

The following table summarizes financial information for OneBeacon for the years ended December 31, 2013, 2012 and 2011:

	Year Ended December 31,
Millions	2013	2012	2011
OneBeacon income statement data:
Net premiums earned	$1,120.4	$1,132.0	$1,012.2
Net investment income	41.1	53.6	71.4
Total revenues	1,242.1	1,240.8	1,081.8
Loss and loss adjustment expenses	622.1	650.0	548.3
Total expenses	1,060.8	1,134.9	962.1
Net income (loss) attributable to OneBeacon common shareholders	146.0	(19.2)	55.1
Comprehensive income (loss)	166.6	(22.1)	43.9

NOTE 13. Variable Interest Entities

The Prospector Fund

On June 3, 2013, Sirius International sold its interest in the Prospector Fund to White Mountains and Sirius Group is no longer considered to be primary beneficiary and therefore no longer consolidates the Prospector Fund.  At December 31, 2013 Sirius Group carries its investment of $20.3 million in the Prospector Fund in other long-term investments (See Note 5).  Sirius Group had previously determined that the Prospector Fund is a variable interest entity for which Sirius Group was the primary beneficiary and was required to consolidate the Prospector Fund.

At December 31, 2012 and 2011, Sirius Group consolidated total assets of $151.0 million and $135.8 million and total liabilities of $51.1 million and $31.6 million of the Prospector Fund. In addition, at December 31, 2012 and 2011, Sirius Group recorded non-controlling interest of $29.1 million and $38.9 million in the Prospector Fund. For the years ended December 31, 2013, 2012 and 2011 Sirius Group recorded $(2.5) million, $(2.3) million and $0.2 million of non-controlling interest (expense) income related to the Fund. At December 31, 2013 and 2012, the net amount of capital at risk was equal to Sirius Group’s investment in the Fund of $20.3 million and $71.1 million, respectively, which represents Sirius Group’s ownership interest of 18.0% and 71.1%, respectively in the Prospector Fund.

NOTE 14. Fair Value of Financial Instruments

Sirius Group accounts for its financial instruments at fair value with the exception of the SIG Senior Notes, which are recorded as debt liabilities at face value less unamortized original issue discount.

The following summarizes the fair value and carrying value of financial instruments that are not accounted for at fair value:

	December 31, 2013		December 31, 2012
	Fair	Carrying	Fair	Carrying
Millions	Value	Value	Value	Value
SIG Senior Notes	$438.1	$399.6	$441.9	$399.4
Old Lyme Note	$2.1	$2.1	$2.1	$2.1

The fair value estimate for the SIG Senior Notes has been determined based off indicative broker quotes and is considered a Level 3 measurement.  The fair value of the Old Lyme Note has been determined by internal pricing, based on the expected amount due to the sellers of Old Lyme, and is considered a Level 3 measurement.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

NOTE 15. Transactions with Related Persons

Esurance Insurance

In 2011, Sirius America participated in a quota share reinsurance agreement with Esurance Insurance to assume 60% of its business classified as “private passenger automobile” where Sirius America participated at 42.5% and included a commission payment of 20%. In addition, the agreement included a profit commission of up to 4% to Esurance Insurance in the event that the loss and LAE ratio for the business assumed was less than 77%.  Sirius International participated in the quota share agreement with Esurance prior to 2011.

On October 7, 2011, White Mountains completed the sale of Esurance Insurance. As a result of this transaction, Esurance Insurance and Sirius America and Sirius International entered into a commutation and release agreement.  In accordance with this agreement, all preliminary balances between Esurance Insurance and Sirius America and Sirius International were settled in cash and investments based on an estimated commutation amount, which was $180.1 million for Sirius America, and $75.3 million for Sirius International. This amount was finalized in March 2012, which reduced the settlement in total by $1.4 million for the Sirius Group.

During 2011, Sirius Group assumed premiums written of $184.9 million, of which $267.9 million was earned, incurred losses of $192.5 million and commissions of $66.2 million.

White Mountains Advisors

White Mountains Advisors (“WMA”), an indirect wholly-owned subsidiary of White Mountains, provides investment advisory and management services to Sirius Group and its subsidiaries under an Investment Advisory Services Agreement. Sirius Group incurred $6.2 million, $6.1 million, and $7.8 million of investment fees during 2013, 2012, and 2011, respectively for services provided by WMA. As of December 31, 2013 and 2012, Sirius Group owed $1.6 million and $1.5 million, respectively, to WMA under this agreement.

WMA provides investment advisory and management services to Symetra.  At December 31, 2013 and 2012, WMA had $27.8 billion and $27.4 billion of assets under management from Symetra.  During 2013, 2012, and 2011, WMA earned $16.5 million, $15.9 million, and $15.2 million in fees from Symetra.

Prospector Partners LLC

Mr. John Gillespie, a director of White Mountains, is the founder and Managing Member of Prospector Partners LLC (“Prospector”). Prospector serves as a discretionary adviser with respect to specified assets, primarily equity securities, managed by WMA on behalf of White Mountains.

Pursuant to an investment management agreement with WMA (the “WMA Agreement”), Prospector charges WMA fees based on the following schedule: 100 basis points on the first $200.0 million of assets under management; 50 basis points on the next $200.0 million and 25 basis points on amounts over $400.0 million.  At December 31, 2013, Prospector managed a total of $461.0 million of assets for White Mountains (excluding OneBeacon and Symetra) under this arrangement.

At December 31, 2013 and 2012, Sirius Group also had $20.3 million and $71.1 million invested in limited partnership investments managed by Prospector. (See Note 5.)

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

NOTE 16. Commitments and Contingencies

Sirius Group leases certain its office space under non-cancellable operating leases that expire on various dates.  The future annual minimum rental payments required under non-cancellable leases for office space are as follows:

Millions	Future Payments
2014	$7.2
2015	6.5
2016	6.2
2017	3.6
2018 and after	9.7
Total	$33.2

Total rental expense for the years ended December 31, 2013, 2012, and 2011 was $8.0 million, $8.2 million, and $8.8 million, respectively. Sirius Group also has various other lease obligations, which are not material in the aggregate.

Sirius International is a shareholder in LUC Holdings (“LUC”), a real estate company that leases and sub-leases rental properties in London. Shareholders of LUC are joint and several guarantors of the obligations of LUC. Estimated future fundings of LUC by Sirius International are as follows:

December 31,
Millions	2013
Due in one year or less	$0.7
Due in one to three years	1.2
Due in three to five years	1.1
Due after five years	—
Total	$3.0

Legal Contingencies

Sirius Group and the reinsurance industry in general, are routinely subject to claims related litigation and arbitration in the normal course of business, as well as litigation and arbitration that do not arise from, or are directly related to, claims activity. Sirius Group’s estimates of the costs of settling matters routinely encountered in claims activity are reflected in the reserves for unpaid loss and LAE.  (See Note 3.)

Sirius Group considers the requirements of ASC 450, Contingencies (“ASC 450”), when evaluating its exposure to non-claims related litigation and arbitration.  ASC 450 requires that accruals be established for litigation and arbitration if it is probable that a loss has been incurred and it can be reasonably estimated.  ASC 450 also requires that litigation and arbitration be disclosed if it is probable that a loss has been incurred or it there is a reasonable possibility that a loss may have been incurred.

Although the ultimate outcome of claims and non-claims related litigation and arbitration, and the amount or range of potential loss at any particular time, is often inherently uncertain, management does not believe that the ultimate outcome of such claims and non-claims related litigation and arbitration will have a material adverse effect on Sirius Group’s financial condition, results of operations or cash flows.

Sirius International Group, Ltd.

Notes to Consolidated Financial Statements

The following summarizes significant ongoing non-claims related litigation or arbitration as of December 31, 2013:

Tribune

In June 2011, Deutsche Bank Trust Company Americas, Law Debenture Company of New York and Wilmington Trust Company (collectively referred to as “Plaintiffs”), in their capacity as trustees for certain senior notes issued by the Tribune Company (“Tribune”), filed lawsuits in various jurisdictions (the “Noteholder Actions”) against numerous defendants including OneBeacon, OneBeacon-sponsored benefit plans and affiliates of White Mountains and Sirius Group in their capacity as former shareholders of Tribune seeking recovery of the proceeds from the sale of common stock of Tribune in connection with Tribune’s leveraged buyout in 2007 (the “LBO”).  Tribune filed for bankruptcy in 2008 in the Delaware bankruptcy court (the “Bankruptcy Court”) and emerged from bankruptcy at the end of 2012 in a Chapter 11 reorganization.  During the bankruptcy proceedings, the Bankruptcy Court granted Plaintiffs permission to commence these LBO-related actions, and in 2011, the Judicial Panel on Multidistrict Litigation granted a motion to consolidate the actions for pretrial matters and transferred all such proceedings to the United States District Court for the Southern District of New York.  Plaintiffs seek recovery of the proceeds received by the former Tribune shareholders on a theory of constructive fraudulent transfer asserting that Tribune purchased or repurchased its common shares without receiving fair consideration at a time when it was, or as a result of the purchases of shares, was rendered, insolvent.  OneBeacon has entered into a joint defense agreement with affiliates of White Mountains and Sirius Group that are defendants in the action.  Certain subsidiaries of White Mountains and Sirius Group received approximately $39 million for Tribune common stock tendered in connection with the LBO.

The Court granted an omnibus motion to dismiss the Noteholder Actions in September 2013 and Plaintiffs have filed a notice of appeal.

In addition, OneBeacon, OneBeacon-sponsored benefit plans and affiliates of White Mountains and Sirius Group in their capacity as former shareholders of Tribune, along with thousands of former Tribune shareholders, have been named as defendants in an adversary proceeding brought by the Official Committee of Unsecured Creditors of the Tribune Company (the “Committee”), on behalf of the Tribune Company, which seeks to avoid the repurchase of shares by Tribune in the LBO on a theory of intentional fraudulent transfer (the “Committee Action”).  Tribune emerged from bankruptcy in 2012, and a litigation trustee replaced the Committee as plaintiff in the Committee Action.  This matter was consolidated for pretrial matters with the Noteholder Actions in the United States District Court for the Southern District of New York and was stayed pending the motion to dismiss in the Noteholder Action.  The Committee Action will proceed upon the lifting of the stay and a scheduling order from the court.